Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

IRM DATA CENTERS EXPANSION LLC,

IO DATA CENTERS, LLC,

THE SELLERS NAMED HEREIN,

THE SELLERS REPRESENTATIVE NAMED HEREIN

and,

solely with respect to Articles 1, 10 and 11 and the other provisions related thereto,

IRON MOUNTAIN INCORPORATED

Dated as of December 11, 2017

i

(continued)

(continued)

(continued)

Annexes, Exhibits and Schedules:

Exhibit A                                             —                       Form of Escrow Agreement

Exhibit B                                             —                       Form of Transition Services Agreement

Exhibit C                                             —                       Authorized Persons

Sellers and Company Disclosure Schedules

Schedule 1                                     —                       Restructuring Steps

Schedule 2                                     —                       Persons Signing Employment Agreements

Schedule 3                                     —                       Persons Signing Restrictive Covenant Agreements

Schedule 4                                     —                       Persons Signing Independent Contractor Agreements

Schedule 5                                     —                       Accounting Principles

Schedule 6                                     —                       Signing Persons

Schedule 7                                     —                       Capital Expenditure Budget

Schedule 8                                     —                       Purchase Price Adjustments

Schedule 9                                     —                       CapEx Projects

Schedule 1.1(a)(i)	—	Knowledge of the Company
Schedule 1.1(a)(ii)	—	Knowledge of the IO Parent
Schedule 1.1(a)(iii)	—	Knowledge of the Sterling Parent
Schedule 1.1(a)(iv)	—	Permitted Liens
Schedule 2.2(b)	—	Sterling Company Income Tax Amount

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of December 11, 2017 (as amended, restated, supplemented or modified from time to time, this “Agreement”), is by and among IRM DATA CENTERS EXPANSION LLC, a Delaware limited liability company (“Buyer”), Sterling IO Interco, LLC, a Delaware limited liability company (“Sterling Parent”) and Innovation Holdings, LLC, a Delaware limited liability company (“IO Parent”) (Sterling Parent and IO Parent each a “Seller” and together, the “Sellers”), IO Data Centers, LLC, a Delaware limited liability company (the “Company”), Innovation Holdings, LLC, a Delaware limited liability company, solely in its capacity as representative of the Sellers (in such capacity, the “Sellers Representative” and collectively with Buyer, the Sellers and the Company, the “parties”) and, solely with respect to Articles 1, 10 and 11 and the other provisions related thereto, Iron Mountain Incorporated, a Delaware corporation (“Guarantor”).

WITNESSETH:

WHEREAS, as of the date hereof, IO Parent and Goldman Sachs & Co. LLC (“GS”) collectively own 100% of the issued and outstanding membership interests in the Company (collectively, the “Company Units”);

i

WHEREAS, prior to the Closing, IO Parent and its Affiliates will effect a restructuring as set forth on Schedule 1 (the “Restructuring”);

WHEREAS, after giving effect to the Restructuring, IO Parent and Sterling IO Investor, Inc. (“Sterling Company”) will collectively own 100% of the Company Units;

WHEREAS, after giving effect to the Restructuring, Sterling Parent will own 100% of the common equity of Sterling Company (“Sterling Company Shares”);

WHEREAS, as of the date hereof, Buyer or one of its Affiliates has entered into employment agreements with certain Persons as set forth on Schedule 2 (the “Employment Agreements”), restrictive covenant agreements with certain Persons as set forth on Schedule 3 (the “Restrictive Covenant Agreements”), and an independent contractor agreement with certain Persons as set forth on Schedule 4 (the “Independent Contractor Agreements”) which Employment Agreements, Restrictive Covenant Agreements and Independent Contractor Agreements will become effective upon (and subject to the occurrence of) the Closing; and

WHEREAS, at the Closing, (i) Sterling Parent wishes to sell to Buyer, and Buyer wishes to purchase from Sterling Parent, all of the Sterling Company Shares and (ii) IO Parent wishes to sell to Buyer, and Buyer wishes to purchase from IO Parent, the Company Units owned by IO Parent, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1                               Definitions.  (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Principles” means the rules set forth on Schedule 5 attached hereto.

“Acquisition Proposal” means any proposal or offer from any Person (other than Buyer and its Representatives and Affiliates) with respect to any (i) merger, business combination, reorganization, recapitalization, share issuance or share exchange, consolidation, liquidation, dissolution or similar transaction pursuant to which equity securities representing at least 20% of the total voting power of the Company, any Company Subsidiary or any surviving entity of such transaction would be held by one or more third parties not affiliated with the Company Group as of the date hereof or (ii) acquisition, exclusive license or purchase of all or any substantial portion of the assets of the Company or any Company Subsidiary, other than the transactions contemplated pursuant to this Agreement.  No proposal or offer that relates solely to IO International and/or one of more of its Subsidiaries, or the assets of any of the foregoing, shall constitute an Acquisition Proposal.

“Actual CapEx Spend Amount” means, for each Project, the aggregate amount paid by the Company Group in respect of such Project from and after October 31, 2017 and at or before the Adjustment Time.

“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Adjustment Escrow Amount.

“Adjustment Time” means 12:01 a.m. (New York time) on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate CapEx Catch-up Amount” means, as of the Adjustment Time, the sum of the CapEx Catch-up Amounts for all the Projects; provided that, if for one or more Projects, the Actual CapEx Spend Amount is more than the Target CapEx Spend for such Projects (“Overspend Projects”), then the Aggregate CapEx Catch-up Amount will be reduced by the amount equal to the lesser of (1) the amount by which the aggregate of the Actual CapEx Spend Amounts for the Overspend Projects exceeds the aggregate of the Target CapEx Spend Amounts for the Overspend Projects and (2) the amount equal to 10% of the sum of the aggregate of the Target CapEx Spend Amounts for the Overspend Projects.

“Allocation Schedule” means the schedule to be delivered as a part of the Estimated Closing Statement, which schedule sets forth the allocation, on a Seller-by-Seller basis, of the portion of the Purchase Price that is payable to each Seller.

“Ancillary Agreements” means the Escrow Agreement and the Transition Services Agreement.

“Arizona Property” means the Property, as such term is defined in the Arizona Property Purchase Option Agreement.

“Arizona Property Purchase Costs” means, to the extent not paid prior to the Closing, the sum of (i) the purchase price for the Arizona Property under the Arizona Property Purchase Option Agreement (minus the amount creditable against such purchase price pursuant to section 1.3 thereof), plus (ii) in each case, solely to the extent incurred at or prior to the Closing and not paid prior to the Closing and without duplication, the costs and expenses payable by the Company pursuant to section 2.2 of the Arizona Property Purchase Option Agreement.

“Arizona Property Purchase Option Agreement” means that certain Purchase Option Agreement, dated as of November 7, 2017, as amended and extended, by and among DC-8521 East Princess Drive, LLC, a Delaware limited liability company, DC-615 North 48th Street, LLC, a Delaware limited liability company, Carter/Validus Operating Partnership, LP, a Delaware limited partnership, and the Company.

“Benefit Plans” means, collectively, the Company Benefit Plans and the Insperity Benefit Plans.

“Breakage Costs” means any termination fees, prepayment premiums, penalties, make-whole payments, breakage costs or other similar fees, costs or expenses incurred in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of any Indebtedness, including the Credit Agreement or the Interim Financing Agreement, pursuant to the terms of this Agreement or the consummation of the transactions contemplated hereby.

“Business” means the ownership and operation of the IO data centers respectively located at 3003 Woodbridge Ave, Edison, New Jersey 08837, 3366 S Tech Blvd, Miamisburg, Ohio 45342, 615 N 48th St, Phoenix, Arizona 85008, and 8521 E Princess Dr # 100, Scottsdale, Arizona 85255.

“Business Day” means any day of the year on which national banking institutions in New York, New York and Boston, Massachusetts are open to the public for conducting business and are not required or authorized to be closed.

“Business Employees” means current or former employees of the Company Group.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement) and Section 5.5 (Financial Advisors).

“CapEx Catch-up Amount” means, as of the Adjustment Time, with respect to each Project, the excess, if any, of the Target CapEx Spend for such Project over the Actual CapEx Spend Amount for such Project.

“Cash” means, with respect to any Person, the aggregate amount of cash, cash equivalents, cash in current accounts and short-term deposits, and marketable securities of such Person, for the avoidance of doubt, determined in accordance with GAAP; provided, that Cash shall be calculated (i) net of any bank overdrafts and uncleared checks issued by such Person and (ii) increased by uncleared checks and drafts received or deposited for the accounts of such Person (including deposits in transit).

“Closing Cash” means the aggregate amount of Cash of the Company Group and the Sterling Company as of the Adjustment Time, in each case, as determined in accordance with the Accounting Principles.

“Closing Credit Agreement” means the Credit Agreement or, following termination of the Credit Agreement, the Interim Financing Agreement.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company Group and the Sterling Company as of the Closing, in each case, as determined in accordance with the Accounting Principles.  For the avoidance of doubt, Closing Indebtedness shall include all Indebtedness under the Closing Credit Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA)), and all other employment, individual consulting, bonus or other incentive, stock option, stock purchase, stock appreciation, restricted stock or other equity-based, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe benefit, retirement, retiree medical or life insurance, severance, termination or change in control or other benefit plan, program, agreement or arrangement, maintained, contributed to or sponsored by the Company Group or an Affiliate of the Company covering one or more Business Employees or in which one or more Business Employees is eligible to participate (which, for the avoidance of doubt, does not include any Insperity Benefit Plans).

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), Section 4.9 (Taxes), Section 4.20 (Financial Advisors) and Section 4.23 (Sufficiency of Assets).

“Company Group” means, collectively, the Company and the Company Subsidiaries, after giving effect to the Restructuring (and therefore excluding, for clarity, IO International and its Subsidiaries).

“Company LLC Agreement” means the limited liability company agreement of the Company.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company Group.

“Company Subsidiaries” means, collectively, the Subsidiaries of the Company after giving effect to the Restructuring (and therefore excluding, for clarity, IO International and its Subsidiaries).

“Computer Software” means all computer software (including related documentation) and databases, and any and all software implementations of algorithms, specifications, models and methodologies, whether in source code or object code, design document, flow-charts, user manuals and training materials relating thereto and any translations, compilations, arrangements, adaptations and derivative works thereof.

“Contract” means any written currently effective contract, license, lease, indenture, note, bond, lease or other legally binding agreement, other than any Benefit Plans.

“Copyleft License” means any license of Open Source Software meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) that requires, as a condition to the use, modification, or distribution of such Open Source Software, that such Open Source Software be licensed, distributed or otherwise made available: (a) in source code form; or (b) under terms that permit redistribution, reverse engineering, modification or the creation of derivative works or other modifications of such Open Source Software.

“Credit Agreement” means that certain Loan Agreement, dated October 19, 2016, by and among the Company, IO Data Centers Holdings, LLC, IO Data Centers USA, LLC, IO International Holdings, LLC, IO Capital Princess, LLC, IO Phoenix One, LLC, IO New Jersey One, LLC, IO Ohio One, LLC, IO Data Centers Government Services, LLC, 4802 E Van Buren, LLC and IO.Cloud, LLC, as Borrowers, IO Europe Limited, IO UK One Limited, IO Singapore DCAAS Pte. Ltd. and IO Singapore Management Pte. Ltd., as International Borrower Affiliates, the Company, as Borrowers’ Agent, and Deutsche Bank AG, London Branch and any other lending institutions which may from time to time becomes a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Customer Leases” means, collectively, the leases, licenses or other agreements pursuant to which the Company or any of Company Subsidiaries grants third parties the right to use or otherwise occupy any portion of the Company Real Property.

“Designated Firm” means such firm of independent accountants of national standing or such other boutique specialty firm with an active practice area focused on post-mergers and acquisition purchase price dispute resolution to which Buyer and the Sellers Representative mutually agree in writing.

“Dollars” or “$” means United States dollars.

“Environmental Law” means any applicable Law relating to pollution or the protection of the environment (including indoor and outdoor air, surface water, groundwater, land surface or subsurface strata, sediment, soil and natural resources); the use, treatment, storage, handling, transportation, release or disposal of Hazardous Substances; and, to the extent relating to exposure to Hazardous Substances, employee health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Citibank, N.A., or, if they are unable or unwilling to serve, such other bank of national standing to which Buyer and the Sellers Representative mutually agree in writing.

“Escrow Agreement” means the escrow agreement to be entered into at Closing by Buyer, the Sellers Representative and the Escrow Agent in substantially the form attached hereto as Exhibit A, with such changes thereto as may be reasonably required by the Escrow Agent, as amended, restated, modified or supplemented from time to time.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Agreement” means an employment agreement by and between the Company Group and an executive officer or any other Business Employee of the Company Group providing for annual compensation in excess of $100,000.

“Existing Services Agreement” means the Client Service Agreement between Insperity (f/k/a Administaff Companies II, L.P.) and the Company, effective as of January 1, 2009, as amended or supplemented from time to time.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or self-regulatory organization, whether foreign, multi-national or other supra-national, national, federal, regional, state or local or any agency, instrumentality, authority, department, commission, board or bureau thereof, or any court, arbitrator, arbitration panel or similar judicial body.

“GS Note” means the note to be given by the Company to GS as part of the Restructuring in consideration for the repurchase by the Company of the Series A Preferred Units (as defined in the Company LLC Agreement) from GS.

“Hazardous Substances” means any and all hazardous, toxic, carcinogenic, mutagenic or radioactive substances, chemicals, products or wastes, the generation, use, treatment, storage, disposal, handling, presence, exposure to or release of which is prohibited, limited, regulated by or pursuant to, or could reasonably be expected to give rise to Liability under, any applicable Environmental Law, including petroleum, friable asbestos, polychlorinated biphenyls, and trichloroethylene.

“Indebtedness” means, with respect to any Person as of a particular time and without duplication, (i) the principal amount of and accrued interest and Breakage Costs that are payable by the borrower under the definitive documentation governing such Indebtedness, in each case, in respect of (A) any indebtedness of such Person for money borrowed and (B) any indebtedness of such Person evidenced by a note, bond, debenture or other similar instrument or debt security, (ii) all obligations of the type referred to in clause (i) above of any other Persons for the payment of which such Person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, (iii) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of such Person (but solely to the extent drawn and not paid), (iv) Sterling Company Income Tax Amount, and (v) all obligations of such Person as lessee that are capitalized in accordance with GAAP (for the avoidance of doubt, not including operating lease obligations).  Notwithstanding anything herein to the contrary, Closing Indebtedness shall not include (1) Indebtedness due to or from any member of the Company Group to any other member of the Company Group, (2) non-cancellable purchase commitments, bank guarantees, surety bonds or performance bonds, (3) any amounts taken into account in Arizona Property Purchase Costs, Net Working Capital or Transaction Costs, or (4) Indebtedness incurred by Buyer or its Affiliates following the Closing.

“Insperity” means Insperity PEO Services, L.P.

“Insperity Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA)), and all other employment, individual consulting, bonus or other incentive, stock option, stock purchase, stock appreciation, restricted stock or other equity-based, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe benefit, retirement, retiree medical or life insurance, severance, termination or change in control or other benefit plan, program, agreement or arrangement, maintained, contributed to or sponsored by Insperity or an Insperity Affiliate covering one or more Business Employees or in which one or more Business Employees is eligible to participate.

“Intellectual Property” means all intellectual property rights, worldwide, arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (i) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof, and rights in inventions, whether patentable or not, and whether or not reduced to practice; (ii) all trademarks, service marks, trade names, trade dress, logos and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (“Trademarks”); (iii) all Internet domain names and social media user names and handles; (iv) all works of authorship, copyrights, and copyrightable works, rights in data, database and design rights, and rights in Computer Software, and all registrations, applications, renewals, extensions and reversions thereof; and (v) all trade secrets, confidential and/or proprietary non-public business information, including invention disclosure statements, discoveries, improvements, designs, models, formulae, methods, techniques, algorithms, technology, processes, know-how, technical information, tools, methods, product road maps, designs, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, and rights in any jurisdiction to limit the use or disclosure thereof by any Person (“Confidential Information”); (vi) all moral and economic rights of authors and inventors, however denominated, throughout the world; (vii) all rights of privacy and publicity, including rights to the use of names, likenesses, and biographical information of real persons; and (viii) all claims, actions and rights to sue at law or in equity (resulting from past, current or future infringement or other impairment of any of the foregoing in (i) through (vii), including the right to receive all proceeds and damages, and remedies relating to any and all of the foregoing in (i)-(vii), and rights of protection of interest therein under the applicable Laws of any and all jurisdictions.

“Interim Financing Agreement” means that certain agreement under which the Interim Financing is incurred, as amended, restated, supplemented or otherwise modified from time to time.

“Interim Financing” means debt financing of the Company or its Subsidiaries incurred in order to repay the Credit Agreement and purchase the Arizona Property, if the Closing does not take place on or before January 10, 2018.

“Interim Period” means the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article 8.

“IO International” means IO International Holdings, LLC, a Delaware limited liability company.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all hardware, Computer Software, firmware, networks, equipment, computer systems and connecting media and related infrastructure used by the Company or any Company Subsidiary in support of their respective products, services and business operations.

“knowledge of the Company” means the actual knowledge of those Persons identified on Schedule 1.1(a)(i), and the knowledge that such persons would have if they had made reasonable inquiry of their direct reports who would be expected to have knowledge as to the relevant matter.

“knowledge of the IO Parent” means the actual knowledge of those Persons identified on Schedule 1.1(a)(ii), and the knowledge that such persons would have if they had made reasonable inquiry of their direct reports who would be expected to have knowledge as to the relevant matter.

“knowledge of the Sterling Parent” means the actual knowledge of those Persons identified on Schedule 1.1(a)(iii), and the knowledge that such persons would have if they had made reasonable inquiry of their direct reports who would be expected to have knowledge as to the relevant matter.

“Law” means any law, statute, code, ordinance, rule, regulation, treaty, decree or Order of any Governmental Body, including any common law, or any similar provisions having the force or effect of law.

“Legal Proceeding” means any judicial, administrative or arbitral action, claim, complaint, suit, arbitration or other proceeding (public or private) by or before any court, arbitrator or other Governmental Body, in each case whether administrative, civil or criminal, at law or in equity.

“Liabilities” shall mean all debts, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, easement, servitude, option, right of first refusal, encumbrance or other restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).  For purposes of this Agreement, including Section 4.11, it is understood that “Lien” does not include any license or similar right granted with respect to any Intellectual Property.

“Loss” means, collectively, all losses, costs, obligations, Liabilities, damages, Taxes, claims, fines, penalties, judgments, settlement payments, fees or expenses (including reasonable fees and expenses of outside attorneys and expert witnesses).

“Material Adverse Effect” means an effect, event, change, occurrence or circumstance that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise), properties (including the Company Real Property) or assets of the Company Group, taken as a whole, or (b) the ability of the Company Group to timely consummate the transactions contemplated hereby; provided, however, that no effect, event, change, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect: (i) operating, business, regulatory or other conditions in the industries in which any member of the Company Group operate; (ii) general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (iii) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism (including cyberterrorism) or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism (including cyberterrorism) or military actions existing or underway; (iv) the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby (including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company Group at the written request or with the prior written consent of Buyer), including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers (other than Baselayer, LLC), distributors, partners, financing sources or employees or independent consultants; (v) any change in Laws, regulatory policies, GAAP or other applicable accounting rules; (vi) the fact that the prospective owner of the Company Group is Buyer or any Affiliate of Buyer (including any public disclosure of Buyer’s or its Affiliates’ plans or intentions with respect to conduct of the Company Group’s business (or any portion thereof) after the Closing); (vii) any failure by the Company Group to meet any projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure of the Company Group to meet projections, forecasts or estimates shall not be excluded under this clause (vii)); (viii) any change in the credit rating of any member of the Company Group or any of their respective Affiliates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause (viii)); (ix) any of the matters disclosed in the Schedules to the extent disclosed in the Schedules; (x) effects of weather or meteorological events, including climate change, storms, earthquakes, floods, hurricanes, tornadoes, natural disasters or other acts of nature, except to the extent such events affect service levels owed to customers; (xi) actions required to be taken under applicable Laws; or (xii) any loss or threatened loss of customers, but not the underlying cause of such loss or threatened loss of customers; except, in the case of clauses (i), (ii), (iii) and (v) above, to the extent such effect, event, change, occurrence or circumstance disproportionately affects the Company Group, taken as a whole, relative to other similarly situated participants in the industries in which the Company Group operates.

“Net Working Capital” means in respect of the Company Group (a) accounts receivable, net of allowance (including related party accounts receivable), and prepaid expenses and other current assets (for the avoidance of doubt, including current non-income Tax assets but excluding Closing Cash (of the Company Group only), current and deferred income Tax assets, and, to the extent held by the Company Group as of the Adjustment Time, the intercompany receivable owed by a Subsidiary of IO International to the Company Group pursuant to an unsecured revolving credit note in a principal amount of up to $120,000,000 (and subject to increases pursuant to the terms thereof), which will not be a receivable of the Company Group after giving effect to the Restructuring), minus (b) accounts payable and accrued expenses (including related party accounts payable), other current liabilities and current deferred revenue (including current related party deferred revenue) (for the avoidance of doubt, including current non-income Tax liabilities but excluding Arizona Property Purchase Costs, Closing Indebtedness (of the Company Group only), Transaction Costs, and current and deferred income Tax liabilities), in each case, determined as of the Adjustment Time and excluding the adjustments listed as ‘Net Working Capital Adjustments’ in Exhibit A.  Terms used in this definition that correspond to line items used in the IO Audited Financial Statements are to be interpreted consistently with their use in the IO Audited Financial Statements.

“Net Working Capital Target” means negative $4,660,000.

“Non-Company Affiliates” means any Affiliate of either Seller, except for the Company Group.

“Open Source Software” means any Computer Software that contains, or is derived in any manner (in whole or in part) from, any Computer Software that is distributed as free Computer Software, open source Computer Software or under similar licensing or distribution models, including Computer Software licensed or distributed under any of the licenses or distribution models identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical, or any similar license or distribution model.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation or formation or organization, articles of organization, bylaws, partnership, limited partnership agreement, limited liability company agreement, other operating agreement or other similar governing documents of such Person.

“Permits” means any approvals, authorizations, licenses, franchises, permits or certificates from a Governmental Body.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by any Governmental Body not yet due and payable or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Liens for amounts not yet due and payable or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iii) Liens as to which a bond has been posted so as to cause said Lien to attach to the bond and to no longer constitute a Lien against any Company Real Property, (iv) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property, provided that such Liens do not have a material adverse effect on the subject real property (or the current use and operation thereof), (v) Liens that are disclosed in Schedule 1.1(a)(iv) or that the Company or a Subsidiary of the Company is permitted to enter into pursuant to the terms of Section 6.1, (vi) rights of customers to use or occupy Company Real Property pursuant to the Customer Leases, (vii) title to any portion of any owned or leased real property lying within the boundary of any public or private road, easement or right of way, (viii) immaterial monetary Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (ix) Liens created, imposed or promulgated by Law or by any Governmental Body, including zoning regulations, use restrictions and building codes, (x) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists, or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the Business (xi) Liens in favor of the lessors and licensors under Leases for amounts not yet due or payable, (xii) such other Liens, easements, covenants, conditions, rights of way, restrictions and other similar charges or encumbrances of record or that are disclosed in the title policies, commitments or surveys that have been provided to Buyer prior to the date of this Agreement, provided that, except for Liens arising from the Credit Agreement or the Interim Financing Agreement, such Liens shall not include monetary Liens, (xiii) Liens securing the obligations of the Company and Company Subsidiaries pursuant to the Credit Agreement or the Interim Financing Agreement and (xiv) any other Liens that, individually or in the aggregate, would not reasonably be expected to materially adversely impair the current use and operation of the subject real property.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Projects” means those certain infrastructure and construction projects being undertaken by the Company Group at the Company Real Property located in Phoenix, Arizona and Edison, New Jersey, in each case as set forth as line items on Schedule 9 in the column entitled “Project”.

“Pro Rata Portion” means, with respect to any Seller, a fraction, (i) the numerator of which is the amount of Estimated Purchase Price actually paid to such Seller in connection with the Closing and (ii) the denominator of which is the sum of the Estimated Purchase Price actually paid to all Sellers in connection with the Closing.

“Purchase Price Elements” means, collectively, the following: (i) Closing Cash; (ii) Arizona Property Purchase Costs; (iii) Closing Indebtedness; (iv) Transaction Costs; (v) Net Working Capital; (vi) Refinancing Fees and Expenses; and (vii) Aggregate CapEx Catch-up Amount.

“Refinancing Fees and Expenses” means any fee for arranging Interim Financing and third party expenses of arranging such Interim Financing.

“Representative” means, with respect to any Person, any officer, director, principal, partner, manager, attorney, accountant, agent, employee, consultant, financial or other advisor or other authorized representative of such Person, including with respect to Buyer, any financing sources and their legal advisors.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Sellers Organization and Good Standing), Section 3.1(b) (Authorization of Agreement by Sellers), Section 3.1(e) (Sellers Financial Advisors), Section 3.2(a) (Ownership of Units), Section 3.3(a) (Ownership of Sterling Company Shares), Section 3.3(b) (Sterling Company Capitalization), Section 3.3(d) (Ownership of Company Units by the Sterling Company) and Section 3.3(e) (Sterling Company Taxes).

“Sellers Representative Account” means an account designated in writing by the Sellers Representative to Buyer no later than three (3) Business Days prior to the Closing Date.

“STB” means Simpson Thacher & Bartlett LLP.

“Sterling Company Income Tax Amount” means the aggregate federal, state and local income Tax liability (including alternative minimum tax liability) of the Sterling Company for its 2017 tax year and the portion of its 2018 tax year that ends on the Closing Date (determined based upon a “closing of the books” of the Sterling Company as of the close of business on the Closing Date, if the 2018 tax year of the Sterling Company does not terminate on the Closing Date for federal, state or local income Tax purposes), including all federal, state and local income tax liability of the Sterling Company resulting from the Restructuring; provided, however, that the Sterling Company Income Tax Amount shall not include any Taxes resulting from any Tax election made by Buyer or its Affiliates after the Closing, or any actions outside the ordinary course of business taken by Buyer or its Affiliates on the Closing Date but after the Closing.

“Subsidiary” of a Person (such Person for purposes of this definition, the “Parent”) means any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by such Parent or (ii) with respect to which the Parent or any of its Subsidiaries is a general partner or managing member.

“Target CapEx Spend” means, for each Project, the amount set forth in the column headed “Total Adjustment” opposite such Project on Schedule 9 and the aggregate of such amounts is $26,292,110.

“Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Body with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local or foreign taxes or charges in the nature of taxes imposed by a Governmental Body, including all income, gross receipts, capital, sales, use,

ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and all interest, penalties, fines, and additions to tax imposed by any Governmental Body in connection with any of the foregoing.  The terms “Taxable” and “Taxing” shall have correlative meanings.

“Transaction Costs” means, (i) in each case, solely to the extent incurred at or prior to the Closing and not paid prior to the Closing and without duplication, (A) the fees and expenses payable by the Company Group and the Sterling Company (or incurred prior to the Closing by the Sellers if the Company Group or the Sterling Company are liable therefor prior to, at or following the Closing) in connection with the negotiation and effectuation of the terms of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (including in connection with the Restructuring), and (B) unpaid payment obligations of the Company, the Sterling Company or any other member of the Company Group that become due solely as a result of the consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements under any change in control, transaction bonus, retention bonus or similar agreement or arrangement with any Business Employees, existing at or prior to the Closing, and (ii) severance obligations for (A) those Persons listed on Schedule 3 and (B) any of the Persons set forth on Schedule 6 who do not accept an offer of employment with Buyer or one of its Affiliates prior to the Closing Date; provided, that such employees are terminated by Buyer prior to the delivery of the Closing Statement pursuant to Section 2.6 hereof, but, in each case, excluding for purposes of this definition of Transaction Costs (x) all fees and expenses which Buyer is expressly responsible for paying pursuant to Section 6.6(b) and Section 10.2, (y) any transaction bonus, retention bonus or similar agreement or arrangement put in place after the Closing, and (z) all Indebtedness and amounts taken into account in Arizona Property Purchase Costs, Net Working Capital or Refinancing Fees and Expenses.  For the avoidance of doubt, it is understood that this definition shall not include any fees or expenses incurred by Buyer or its Affiliates or any of their respective Representatives or lenders, investment funds or financing sources, regardless of whether any such fees or expenses may be paid by the Company Group or the Sterling Company.

“Transition Services Agreement” means the transition services agreement to be entered into at Closing by and between the Company and IO International in the form set forth on Exhibit B.

“Transaction Value” means One Billion Three Hundred Fifteen Million Dollars ($1,315,000,000).

“Willful Breach” means, with respect to a party, (A) a material breach by such party of any covenant or obligation set forth in this Agreement that is the consequence of an act or failure to act by such party where such party had actual knowledge that the taking of such act or failure to take such act would cause a breach of such covenant or obligation of this Agreement or (B) the making of any representation or warranty in this Agreement where such party making such representation or warranty had actual knowledge that such representation or warranty was false when made.

1.2                               Other Capitalized Terms.  The following terms shall have the meanings specified in the indicated section of this Agreement:

Index of Terms
2016 Supplemental Information	Section 4.6
2017 Supplemental Information	Section 4.6
280G Shareholder Vote	Section 6.10
Adjusted Base Revenue	Section 7.1(j)
Adjustment Escrow Amount	Section 2.2(a)(viii)
Agreement	Preamble
Balance Sheet	Section 4.6
Balance Sheet Date	Section 4.6
Buyer	Preamble
Buyer DC Plan	Section 6.9(c)
Buyer Documents	Section 5.2
Buyer Guaranteed Obligations	Section 11.2
Buyer Marks	Section 6.21
Buyer Plans	Section 6.9(b)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Income Tax Return	Section 6.13(b)
Closing Statement	Section 2.6(b)
Company	Preamble
Company Confidentiality Agreements	Section 4.11(f)
Company Documents	Section 4.2
Company Organizational Documents	Section 4.1(b)
Company Real Property	Section 4.10(b)
Company Registered Intellectual Property	Section 4.11(a)
Company Units	Recitals
Confidential Information	Section 1.1
Confidentiality Agreement	Section 6.3
Continuing Employees	Section 6.9(a)
Contracting Parties	Section 10.10
D&O Indemnitees	Section 6.6(a)
Development Project	Section 4.10(g)(i)
Development Property	Section 4.10(g)(i)
Dispute Notice	Section 2.6(b)
Disputed Items	Section 2.6(b)
Employment Agreements	Recitals
Enforceability Exceptions	Section 3.1(b)
Estimated Closing Statement	Section 2.2(b)(i)
Estimated Purchase Price	Section 2.2(b)(i)
Existing Policy	Section 6.6(b)
Final Closing Statement	Section 2.6(e)
Final Purchase Price	Section 2.6(f)(ii)
Financial Advisors	Section 4.20
Financial Statements	Section 4.6

GS	Recitals
Guarantee Obligations	Section 6.19
Guarantor	Preamble
Independent Contractor Agreements	Recitals
Insurance Cap	Section 6.6(b)
Insurance Policies	Section 4.18
IO Audited Financial Statements	Section 4.6
IO Unaudited Financial Statements	Section 4.6
IO Parent	Preamble
Leased Real Property	Section 4.10(b)
Leases	Section 4.10(b)
Material Contracts	Section 4.12(a)
Negative Adjustment Amount	Section 2.6(b)
Non-Parties	Section 10.10
Open Source Use	Section 4.11(g)
Outside Date	Section 8.1(a)
Overspend Projects	Section 1.1
Owned Real Property	Section 4.10(a)
Ownership Certificate	Section 6.16
Paid Time-Off	Section 6.9(d)
parties	Preamble
Payoff Amount	Section 6.18
Payoff Letter	Section 6.18
Positive Adjustment Amount	Section 2.6(b)
Proposed Final Purchase Price	Section 2.6(b)
Purchase Price	Section 2.2(a)
Refinancing	Section 2.4
Released Persons	Section 10.7(c)
Required Consents	Section 6.4
Resolution Period	Section 2.6(c)
Resolved Matters	Section 2.6(c)
Restrictive Covenant Agreements	Recitals
Restructuring	Recitals
Rev. Proc. 2011-29 Election	Section 6.13(e)
Review Period	Section 2.6(b)
Sale	Section 2.5(a)
Schedules	Section 3.1
Seller	Preamble
Seller Documents	Section 3.1(b)
Seller Licensees	Section 6.21
Sellers	Preamble
Sellers Representative	Preamble
Sellers Representative Amount	Section 2.2(a)(x)
Sellers Representative Indemnified Persons	Section 2.11(b)
Sterling Company	Recitals

Sterling Company Closing Income Tax Return	Section 6.13(c)
Sterling Company Shares	Recitals
Sterling Ownership Certificate	Section 6.16
Sterling Parent	Preamble
Tail Period	Section 6.6(a)
Tax Allocation	Section 6.13(a)
Terminated Affiliate Arrangements	Section 6.22
Trademarks	Section 1.1
Unresolved Matters	Section 2.6(c)
Waived Benefit	Section 6.10
WARN Act	Section 4.14(d)

1.3                               Other Definitional and Interpretive Matters.  (a) Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                                     Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)                                  Currency.  All Dollar amounts contemplated by this Agreement, to the extent applicable, shall be rounded down to the nearest penny.

(iii)                               Annexes/Exhibits/Schedules.  The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  As used in any Schedule, unless the context would otherwise require, the term “material” and the concept of the “material” nature of an effect upon the Company Group shall be measured relative to the Company Group, taken as a whole.  Any party may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to Dollar amounts, shall not be deemed to be an acknowledgement or representation or warranty that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise.  Any matter set forth in any Section of any Schedule shall be deemed to be referred to and incorporated in any other Section to which it is specifically referenced or cross-referenced, and also in all other Sections of the Schedules to which such matter’s application or relevance is reasonably apparent on the face of such disclosure.  Reference to any Contract set forth in the Schedules includes all purchase orders and schedules thereto from time to time through the date of this Agreement.  Schedule, Section or Subsection references used in any Annex, Exhibit or Schedule to this Agreement are for convenience of reference only and shall to no extent and in no event have the effect of amending or changing the express description of the Sections as set forth in this Agreement.  Nothing contained in any Schedule should be construed as an admission of Liability or responsibility of any party to any third party in connection with any pending or threatened Legal Proceeding or otherwise.  Except as and to the extent expressly provided in this Agreement, in no event shall the listing or disclosure of any information or document in any Schedule or in the documents referred to or incorporated by reference in any such Schedule constitute or be deemed to imply any representation, warranty, undertaking, covenant or other obligation of the Sellers or the Company not expressly set out in this Agreement or shall such disclosure be construed as extending the scope of any representation or warranty, undertaking, covenant or obligation set out in this Agreement.  Any capitalized terms used in any Annex, Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)                              Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)                                 Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article,” “Section” or other subsection are to the corresponding Article, Section or other subsection of this Agreement, unless otherwise specified.

(vi)                              Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)                           Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)                                 Joint Participation.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

THE SALE

2.1                               Closing.  Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 (or, to the extent permitted by applicable Law, the written waiver thereof by the party entitled to waive any such condition), the closing (the “Closing”) of the Sale will take place at 9:00 a.m. local time, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave, New York, New York 10017 on January 10, 2018, unless (a) each condition to the Closing set forth in Sections 7.1 and 7.2 (other than those conditions that by their terms are to be satisfied at the Closing) is not satisfied or waived prior to 9:00 a.m. on January 10, 2018, in which case, the Closing will take place at the same time and place on the second (2nd) Business Day after satisfaction or waiver of each condition to the Closing set forth in Sections 7.1 and 7.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (b) another time, date and/or place is agreed to in writing by the parties hereto.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.2                               Estimated Purchase Price.

(a)                                 Purchase Price. The “Purchase Price” means

(i)                                     the Transaction Value,

(ii)                                  plus, Closing Cash,

(iii)                               minus, Arizona Property Purchase Costs,

(iv)                              minus, Closing Indebtedness,

(v)                                 minus, Transaction Costs,

(vi)                              plus, the amount (if any) by which Net Working Capital is in excess of the Net Working Capital Target,

(vii)                           minus, the amount (if any) by which the Net Working Capital Target is in excess of Net Working Capital,

(viii)                        minus, $1,500,000 (the “Adjustment Escrow Amount”);

(ix)                              plus, only if the Closing does not take place on or before January 10, 2018 other than because any of the conditions to the Closing set forth in Sections 7.1(a) through 7.1(c) and Sections 7.1(e) through 7.1(k) have not been satisfied, Refinancing Fees and Expenses;

(x)                                 minus, $3,000,000 (the “Sellers Representative Amount”); and

(xi)                              minus, the Aggregate CapEx Catch-up Amount, if any.

(b)                                 Determination and Allocation of Estimated Purchase Price.

(i)                                     No later than two (2) Business Days before the Closing Date, the Company shall deliver to Buyer (A) the Company’s good faith calculation and estimate of (i) the aggregate amount of the Purchase Price (the “Estimated Purchase Price”) and (ii) each of the Purchase Price Elements and (B) the Allocation Schedule based on such calculations and estimates.  The calculations described above in the foregoing clause (A), together with the Allocation Schedule, are collectively referred to herein as the “Estimated Closing Statement.” The Estimated Closing Statement shall be prepared in accordance with the terms (including the definitions) of this Agreement and the Accounting Principles.  Notwithstanding anything to contrary in this Section 2.2(b)(i), the amount of the Sterling Company Income Tax Amount to be included in the Estimated Closing Statement shall be such amount as agreed in good faith between Buyer and Sellers, which amount shall initially be prepared in good faith by Buyer and delivered (together with supporting documentation) to the Company no later than ten (10)

days before the Closing and following such delivery, Buyer and Sellers shall work in good faith to resolve any disputes over the amount; provided, however, that if Buyer and Sellers cannot agree to the amount of the Sterling Company Income Tax Amount after such good faith discussions prior to the date that is two (2) Business Days before the Closing, for purposes of the Estimated Closing Statement and the Closing, the Sterling Company Income Tax Amount shall be the amount set forth on Schedule 2.2(b).

(ii)                                  The Estimated Purchase Price shall be distributed to the Sellers pursuant to the allocations set forth on the Allocation Schedule.  Sellers acknowledge that Buyer did not take part in the preparation or determination of the Allocation Schedule and that Buyer shall have no obligation to verify or confirm the allocation set forth therein.  Sellers acknowledge that Buyer shall have no liability arising out of such allocation.

2.3                               Transactions to be Effected Prior to Closing.

(a)                                 IO Parent and Sterling Parent shall cause the Restructuring to occur prior to the Closing; provided, that neither IO Parent nor Sterling Parent shall have any obligation to cause the Restructuring to occur prior to the Closing Date.

(b)                                 The Company shall have elected to exercise its option to purchase the Arizona Property, identifying a date no later than the Closing Date as the date for closing the acquisition of the Arizona Property, as contemplated by and pursuant to the Arizona Property Purchase Option Agreement.

2.4                               Refinancing.  Notwithstanding any other provisions hereof, if the Closing does not take place on or before January 10, 2018, the Company Group shall be entitled to incur the Interim Financing and pay off all Indebtedness under the Credit Agreement (the “Refinancing”).

2.5                               Transactions to be Effected at Closing.

(a)                                 The Sale. At the Closing provided for in Section 2.1, upon the terms and subject to the conditions of this Agreement, (i) Sterling Parent shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Sterling Parent, the Sterling Company Shares owned by Sterling Parent in exchange for the amount of Estimated Purchase Price payable to Sterling Parent as set forth on the Allocation Schedule and (ii) IO Parent shall sell, transfer and deliver to Buyer, and Buyer shall purchase from IO Parent, the Company Units owned by IO Parent, in exchange for the amount of Estimated Purchase Price payable to IO Parent as set forth on the Allocation Schedule (such transactions, collectively, the “Sale”).

(b)                                 Certain Accounts.  Simultaneously with the Closing, Buyer shall deliver, or cause to be delivered, by wire transfer of immediately available funds (i) to the Escrow Agent in accordance with the terms of the Escrow Agreement an amount equal to the Adjustment Escrow Amount to be held in the Adjustment Escrow Account and (ii) to the Sellers Representative, an amount equal to the Sellers Representative Amount to be held in the Sellers Representative Account.

(c)                                  Transaction Costs.  Simultaneously with the Closing, Buyer shall pay, or cause to be paid, the Transaction Costs set forth on the Estimated Closing Statement by wire transfer of immediately available funds as directed by each payee thereof pursuant to final invoices provided to Buyer at least one (1) Business Day prior to the Closing Date; provided, that any Transaction Costs to be paid to Business Employees shall be paid through the Company’s payroll at such time as prescribed in the definitive documentation governing such Transaction Cost.

(d)                                 Certain Indebtedness.  Simultaneously with the Closing, Buyer shall repay, or cause to be repaid, on behalf of the Company Group, the outstanding amount of Indebtedness under the Closing Credit Agreement and any other Indebtedness for borrowed money, including under the GS Note, by wire transfer of immediately available funds pursuant to a Payoff Letter.  As of the Closing, with respect to each of the letters of credit, bankers’ acceptances and similar facilities of the Company Group issued pursuant to Indebtedness of the Company Group or commitments under agreements governing Indebtedness of the Company Group, Buyer shall cause such letter of credit to be returned to the issuers thereof, provide to the issuer of such letter of credit a letter of credit in the same amount, on terms satisfactory to the issuers of such letters of credit, or otherwise satisfy the issuers of such letters of credit as to the disposition or retention of such letters of credit under the applicable credit facilities (e.g., cash collateralizing such obligations).

(e)                                  Arizona Property Purchase Costs.  If the Company has not prior to the Closing purchased the Arizona Property, simultaneously with the Closing, Buyer shall pay, or cause to be paid, the Arizona Property Purchase Costs by wire transfer of immediately available funds pursuant to the Arizona Property Purchase Option Agreement, provided that (i) no condition for the benefit of Buyer (as defined therein) shall have been waived without the prior written consent of Buyer (as defined herein) (which consent shall not be unreasonably withheld, delayed or conditioned), including, but not limited to such conditions requiring the removal of any mortgage or other monetary lien, and (ii) any mortgage and other monetary lien(s) which may encumber the leasehold estate shall be removed upon such closing of the transaction contemplated by the Arizona Property Purchase Option Agreement.

2.6                               Post-Closing Determination of Adjustment Amounts.

(a)                                 From and after the receipt by Sellers Representative of the Closing Statement until the determination of the Final Closing Statement pursuant to this Section 2.6, Buyer shall, and shall cause its Subsidiaries (including the Sterling Company and the Company Group) to, permit the Sellers Representative and its Representatives reasonable access to the personnel and accountants of the Company Group involved in the preparation of the Closing Statement, and provide access (with the right to make copies), during normal business hours upon reasonable advance notice, to the books, records, contracts, other documents (including auditor’s work papers) and properties of the Company Group that are or would reasonably be expected to be relevant to the calculations set forth in the Closing Statement or to the matters in set forth in the Dispute Notice.

(b)                                 Within sixty (60) days after the Closing, Buyer shall prepare and deliver to Sellers Representative its good faith calculation of (i) the Purchase Price (the “Proposed Final Purchase Price”), (ii) the Purchase Price Elements and (iii) (x) if the Proposed Final Purchase Price exceeds the Estimated Purchase Price, the amount of such excess (the “Positive Adjustment

Amount”) or (y) if the Proposed Final Purchase Price is less than the Estimated Purchase Price, the amount of such shortage (the “Negative Adjustment Amount”), in each case with reasonable supporting detail as to each of the calculations.  The calculations described under the foregoing clauses (i), (ii) and (iii) are collectively referred to herein as the “Closing Statement.”  Notwithstanding anything herein to the contrary, the parties acknowledge and agree that the Final Closing Statement and the component items and calculations therein, including the Purchase Price Elements, shall be prepared in accordance with the terms (including the definitions) of this Agreement, including the Accounting Principles.  If Buyer fails to timely deliver the Closing Statement within such sixty (60) day period, then, at the election of the Sellers Representative in its sole discretion either (x) the Estimated Closing Statement delivered by the Company to Buyer pursuant to Section 2.2(b) shall be deemed to be the Final Closing Statement for all purposes herein or (y) the Sellers Representative shall retain (at the sole cost and expense of Buyer) a nationally recognized independent accounting firm to provide an audit of the Company’s and the Sterling Company’s books, determine the calculation of, and prepare, the Closing Statement consistent with the provisions of this Section 2.6, the determination of such accounting firm being conclusive, final and binding on the parties hereto (absent manifest error); provided, however, that, notwithstanding the foregoing, the Sellers Representative reserves any and all other rights granted to it in this Agreement.  Buyer shall promptly reimburse the Sellers Representative upon its request for all fees, costs and expenses incurred by the Sellers Representative in connection with the foregoing clause (y).  The Closing Statement delivered to Sellers Representative in accordance with the first sentence of this Section 2.6(b) shall be conclusive, final and binding on all parties (absent manifest error) unless the Sellers Representative gives Buyer written notice (a “Dispute Notice”) of any disputes or objections thereto (collectively, the “Disputed Items”) with reasonable supporting detail as to such Disputed Items, within sixty (60) days after receipt of the Closing Statement (such period, the “Review Period”).  In the event the Sellers Representative fails to give Buyer a Dispute Notice prior to the expiration of the Review Period or otherwise earlier notifies Buyer in writing that the Sellers Representative has no disputes or objections to the Closing Statement, the Closing Statement shall be conclusive, final and binding on all parties and the Adjustment Escrow Account shall be distributed, and payments (if any) shall be made by Buyer, in accordance with Section 2.6(f).

(c)                                  Buyer and the Sellers Representative shall, for a period of thirty (30) days (or such longer period as Buyer and the Sellers Representative may agree in writing) following delivery of a Dispute Notice to Buyer (the “Resolution Period”), attempt in good faith to resolve their differences (all such discussions and communications related thereto shall (unless otherwise agreed by Buyer and the Sellers Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule), and any such resolution in writing by them as to any Disputed Items shall be conclusive, final and binding on all parties absent manifest error.  Any Disputed Items agreed to by Buyer and the Sellers Representative in writing, together with any items or calculations set forth in the Closing Statement not disputed or objected to by the Sellers Representative in the Dispute Notice, are collectively referred to herein as the “Resolved Matters.”  Any Resolved Matters shall be conclusive, final and binding on all parties absent manifest error, except to the extent such component could be affected by other components of the calculations set forth in the Closing Statement that are the subject of a Dispute Notice.  If at the end of the Resolution Period, Buyer and the Sellers Representative have been unable to resolve any differences that they may have with respect to the matters specified in the Dispute Notice, either of Buyer or the Sellers Representative may, upon written notice to the other, refer all matters that remain in dispute with respect to the Dispute Notice (the “Unresolved Matters”) for resolution to the Designated Firm.  If one or more Unresolved Matters are submitted to the Designated Firm for resolution, Buyer and the Sellers Representative shall enter into a customary engagement letter with, and to the extent necessary, each party to this Agreement will waive and, to the extent required, cause its controlled Affiliates to waive any conflicts with, the Designated Firm at the time such dispute is submitted to the Designated Firm and shall cooperate with the Designated Firm in connection with its determination pursuant to this Section 2.6.  Within ten (10) days after the Designated Firm has been retained, Buyer and the Sellers Representative each shall furnish, at its own expense, to the Designated Firm and substantially simultaneously to the other a written statement of its position with respect to each Unresolved Matter.  Within five (5) Business Days after the expiration of such ten (10) day period, Buyer and the Sellers Representative may deliver to the Designated Firm its response to the other’s position on each Unresolved Matter; provided, that it delivers a copy thereof substantially simultaneously to the other.  With each submission, Buyer and the Sellers Representative may also furnish to the Designated Firm such other information and documents as it deems relevant or such information and documents as may be requested by the Designated Firm; provided, that it delivers a copy thereof substantially simultaneously to the other.  The Designated Firm may, at its discretion, conduct one or more conferences (whether in person or by teleconference) concerning the disagreement and Buyer and the Sellers Representative shall have the right to present additional documents, materials and other information and to have present its Representatives at such conferences.

(d)                                 The Designated Firm shall be directed to promptly, and in any event within thirty (30) days after its appointment pursuant to Section 2.6(c), acting as an expert in accounting and not as a valuation expert, render its decision on the Unresolved Matters (and not on any other matter or calculation set forth in the Closing Statement) in a manner consistent with the terms (including the definitions) of this Agreement, including the Accounting Principles.  The Designated Firm’s determination as to each Unresolved Matter shall be set forth in a written statement delivered to Buyer and the Sellers Representative, which shall include the Designated Firm’s (i) determination as to the calculation of each of the Unresolved Matters and (ii) the corresponding corrective calculations set forth in the Closing Statement that are derived from its determination as to the calculations of the Unresolved Matters, all of which shall be conclusive, final and binding on all parties (absent manifest error).  In resolving any Unresolved Matter, the Designated Firm may not assign a value to such item greater than the greatest value for such item claimed by Buyer in the Closing Statement or by the Sellers Representative in the Dispute Notice or less than the lowest value for such item claimed by Buyer in the Closing Statement or by the Sellers Representative in the Dispute Notice.  The Designated Firm shall also determine the proportion of its fees and expenses to be paid by Buyer and the Sellers Representative based on the degree (as determined in good faith by the Designated Firm) to which the Designated Firm has accepted the positions of Buyer and the Sellers Representative.  The Designated Firm’s fees and expenses payable by Buyer shall be paid to the Designated Firm directly by Buyer, and the Designated Firm’s fees and expenses payable by the Sellers Representative (if any) shall only be paid from the funds in the Sellers Representative Account pursuant to Section 2.10.  To the extent the funds then held in the Sellers Representative Account are insufficient to cover all of the Designated Firm’s fees and expenses payable by the Sellers Representative, Sellers shall pay any such remaining fees and expenses.

(e)                                  For purposes of this Agreement, subject to Section 2.6(b), the “Final Closing Statement” shall be (i) in the event that no Dispute Notice is delivered by the Sellers Representative to Buyer prior to the expiration of the Review Period, the Closing Statement delivered by Buyer to the Sellers Representative pursuant to Section 2.6(b), (ii) in the event that a Dispute Notice is delivered by the Sellers Representative to Buyer prior to the expiration of the Review Period, the Closing Statement delivered by Buyer to the Sellers Representative pursuant to Section 2.6(b), as adjusted pursuant to the agreement of Buyer and the Sellers Representative in writing, (iii) in the event that a Dispute Notice is delivered by the Sellers Representative to Buyer prior to the expiration of the Review Period and Buyer and the Sellers Representative are unable to agree on all matters set forth in such Dispute Notice, the Closing Statement delivered by Buyer to the Sellers Representative pursuant to Section 2.6(b), as adjusted by the Designated Firm to be consistent with (A) the Resolved Matters and (B) the Designated Firm’s determination as to the calculation of the Unresolved Matters in accordance with Sections 2.6(c) and 2.6(d), or (iv) in the event that Buyer fails to timely deliver the Closing Statement in accordance with Section 2.6(b), the Estimated Closing Statement shall be deemed to be the Final Closing Statement.

(f)                                   Payment of the Adjustment Amounts.

(i)                                     In the event that there is a Positive Adjustment Amount, within two (2) Business Days after the final determination of the Final Closing Statement, Buyer shall deposit or cause to be deposited in immediately available funds with the Escrow Agent in the Adjustment Escrow Account an amount in cash equal to the Positive Adjustment Amount and promptly thereafter, Buyer and the Sellers Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Adjustment Escrow Account by wire transfer of immediately available funds in accordance with this Agreement and the Escrow Agreement all proceeds in the Adjustment Escrow Account to the IO Parent and Sterling Parent, in each case as set forth in Section 2.6(f)(iv).

(ii)                                  If the calculation of Purchase Price set forth on the Final Closing Statement (the “Final Purchase Price”) equals the Estimated Purchase Price, then within two (2) Business Days after the final determination of the Final Closing Statement, Buyer and the Sellers Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Adjustment Escrow Account by wire transfer of immediately available funds in accordance with this Agreement and the Escrow Agreement all proceeds in the Adjustment Escrow Account to the IO Parent and Sterling Parent, in each case as set forth in Section 2.6(f)(iv).

(iii)                               In the event that there is a Negative Adjustment Amount, then within two (2) Business Days after the final determination of the Final Closing Statement, Buyer and the Sellers Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Adjustment Escrow Account by wire transfer of immediately available funds in accordance with this Agreement and the Escrow Agreement (A) the lesser of (1) the full amount of the Negative Adjustment Amount and (2) the funds then held in the Adjustment Escrow Account, to Buyer (or its designee), and (B) the funds remaining (if any) in the Adjustment Escrow Account, after giving effect to clause (A), to the IO Parent and Sterling Parent as set forth in Section 2.6(f)(iv).  In the event that the full amount by which the Estimated Purchase Price exceeds the Final Purchase Price is greater than the funds then held in the Adjustment Escrow Account, Buyer shall have no recourse (other than as set forth in the foregoing sentence) against any of the Sellers Representative or any of the Sellers or any other Person.

(iv)                              Subject to Section 2.10(b), all distributions of funds from the Adjustment Escrow Account to the IO Parent and Sterling Parent pursuant to and in accordance with Sections 2.6(b), 2.6(f)(i), 2.6(f)(ii) and 2.6(f)(iii), shall be made according to the Allocation Schedule.

(v)                                 All payments pursuant to this Section 2.6 shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income Tax purposes, to the extent permitted by applicable Law.

(g)                                  The parties acknowledge and agree that the Sellers Representative and any of its Affiliates and Buyer and any of its Affiliates may engage Deloitte and/or PricewaterhouseCoopers and its Affiliates to advise or represent them in connection with the determination of any Positive Adjustment Amount or Negative Adjustment Amount and the matters addressed by this Section 2.6.  Each party shall (and, to the extent necessary, shall cause its controlled Affiliates to) enter into such waivers, indemnities and other agreements as Deloitte and/or PricewaterhouseCoopers shall reasonably require to permit PricewaterhouseCoopers and/or Deloitte to provide such advice or representation.

2.7                               Withholding Taxes.  Notwithstanding anything to the contrary contained in this Agreement, the Company, Buyer and the Escrow Agent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement or the Escrow Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law; provided, that, the parties agree that no such deduction or withholding from any amounts shall be required under current Law so long as Sellers provide properly executed and completed IRS Forms W-9 on or prior to the Closing Date and comply with Section 6.12; provided, further, that, if it is determined that any such deduction or withholding would be required as a result of a change in Law, prior to making any such deduction or withholding, the applicable withholding entity shall provide notice to the recipient of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding Tax.  The withheld amounts shall be paid over to the appropriate Taxing authority and, to the extent amounts are so withheld and paid over to the appropriate Taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.8                               Sellers Representative; Power of Attorney.  At the Closing, and without further act of the Company, the Sterling Company or any Seller, the Sellers Representative shall be appointed as agent and attorney-in-fact for each Seller, for and on behalf of each such Seller, to give and receive notices and communications and to take any and all action on behalf each such Seller pursuant to this Agreement, including in connection with the consummation of the Sale, the determination whether the conditions to Closing set forth in Article 7 have been satisfied and waiving any such condition, the Adjustment Escrow Account, the Sellers Representative Account, the post-Closing determination of a Positive Adjustment Amount or a Negative Adjustment Amount in connection with this Agreement and releases (if any) to the IO Parent and

Sterling Parent from the Adjustment Escrow Account and the Sellers Representative Account.  The Person acting as Sellers Representative may be changed from time to time by approval of the holders of a majority (directly or indirectly) of the Company Units that were issued and outstanding as of immediately prior to the Closing upon not less than ten (10) Business Days’ prior written notice to Buyer and the current Sellers Representative in accordance with Section 10.6.  Any vacancy in the position of Sellers Representative may be filled by approval of the holders of a majority of the Company Units that were issued and outstanding as of immediately prior to the Closing.  No bond shall be required of the Sellers Representative, and the Sellers Representative shall not receive compensation for its services; provided, that the Sellers Representative shall be entitled to reimbursements of expenses pursuant to Section 2.10.  Subject to Section 10.6, notices to or from the Sellers Representative shall constitute notice to or from each of the Sellers.

2.9                               Actions of the Sellers Representative.  A decision, act, consent or instruction of the Sellers Representative (acting in its capacity as the Sellers Representative) shall constitute a decision of all the Sellers and shall be conclusive, binding and final upon each such Seller, and Buyer may rely upon any such decision, act, consent or instruction of the Sellers Representative as being the decision, act, consent or instruction of each such Seller.  Each of Buyer and its Affiliates and Representatives are hereby relieved from any Liability to any Person for any acts done by Buyer in accordance with any such decision, act, consent or instruction of the Sellers Representative.

2.10                        Sellers Representative Expenses Consideration.

(a)                                 All liabilities, losses, damages, claims, fees, costs, expenses, interest, awards, judgments or penalties incurred by the Sellers Representative pursuant to this Agreement, including any documented out-of-pocket fees, costs and expenses of the Designated Firm pursuant to Section 2.6(d), or of any agent or advisor utilized by the Sellers Representative in fulfilling its duties hereunder or as agent for the Sellers shall be paid from the Sellers Representative Account.

(b)                                 Notwithstanding anything in this Agreement to the contrary, if any payments are due to the Sellers pursuant to Section 2.6(f) as a result of the release of any funds from the Adjustment Escrow Account, the Sellers Representative shall have the option to direct any or all of such payments to the Sellers Representative Account for the purpose of paying the amounts contemplated by clause (a) of this Section 2.10 prior to the release of any such funds to any Seller.

(c)                                  Only after giving full effect to clause (a) of this Section 2.10, the funds remaining in the Sellers Representative Account (if any) shall be promptly distributed to each Seller in an amount equal to such Seller’s Pro Rata Portion of such funds remaining in the Sellers Representative Account.

2.11                        Limitation on Liability of the Sellers Representative.

(a)                                 None of the Sellers Representative or any of its Affiliates or its or their respective Representatives shall be liable for and/or incur any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties to any of the Sellers with respect to, any action taken, omitted to be taken or suffered by such Person, including whether or not in reliance upon any notice, direction, instruction, consent, statement or other documents believed by such Person to be genuinely and duly authorized, nor to any Person for any other action or inaction as or by the Sellers Representative, except to the extent directly and primarily resulting from its own intentional and willful breach as may be determined by a final, non-appealable order of a court of competent jurisdiction.  The Sellers Representative may, in all questions arising under this Agreement, or any other agreement (including the Escrow Agreement) in connection with this Agreement, rely on the advice of counsel, accountants and other advisors, and the Sellers Representative shall not be liable to any Seller for any action taken or omitted or suffered in good faith by the Sellers Representative based on such advice.  The Sellers Representative is authorized by the Sellers to incur documented out-of-pocket fees, costs and expenses on behalf of IO Parent and Sterling Parent in acting hereunder, including expenses of counsel, accountants and other advisors.  If the Sellers Representative in connection with acting in such capacity shall incur any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties in connection with acting as such that is not reimbursed from the Adjustment Escrow Account or the Sellers Representative Account, each Seller will, on the written request of the Sellers Representative, reimburse the Sellers Representative for its Pro Rata Portion of such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties.  Without limiting the generality of the foregoing, the Sellers Representative is authorized to deduct (or cause to be deducted) from any payment or release due to any of the Sellers from the Adjustment Escrow Account or the Sellers Representative Account, the amount of such reimbursement.  The Sellers Representative is acting solely on behalf of, and as agent for, the Sellers and not in its personal capacity, and in no event shall the Sellers Representative, any of its Affiliates or any of its or its Affiliates’ former, current or future equityholders, controlling persons, members, managers, limited or general partners or Representatives, or their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing), be personally liable to any of the Sellers hereunder, other than, solely in the case of the Sellers Representative, to the extent directly and primarily resulting from its intentional and willful breach as may be determined by a final, non-appealable order of a court of competent jurisdiction.

(b)                                 Each Seller agrees to indemnify the Sellers Representative, its Affiliates and its and its Affiliates’ former, current and future equityholders, controlling persons, members, managers, limited or general partners and Representatives and their respective successors, predecessors or assigns (and any successors, predecessors or assigns of the foregoing) (the “Sellers Representative Indemnified Persons”) for such Seller’s Pro Rata Portion of any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including the reasonable fees and expenses of any legal counsel retained by the Sellers Representative) or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any of the Sellers Representative Indemnified Persons in any way relating to, or arising out of, or in connection with the acceptance or administration of the Sellers Representative’s duties hereunder or under the Escrow Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Seller shall be liable for any of the foregoing to the extent they directly and primarily result from the Sellers Representative’s intentional and willful breach as may be determined by a final, non-appealable order of a court of competent jurisdiction.  The Sellers Representative shall be fully justified in refusing to take or continuing to take any action hereunder unless it and each of the other Sellers Representative Indemnified Persons shall first be fully indemnified to its reasonable satisfaction by the Sellers (based on their respective Pro Rata Portions) against any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties that may be incurred by such Person by reason of the Sellers Representative taking or continuing to take any such action.

(c)                                  All obligations (but, for the avoidance of doubt, none of the rights) of the Sellers Representative under this Agreement shall terminate upon the final distribution of all of the funds in the Adjustment Escrow Account pursuant to Section 2.6(f) and the Escrow Agreement and the Sellers Representative Account pursuant to Section 2.10.

2.12                        Other Purchase Price Adjustments. Certain post-Closing Purchase Price adjustments are set forth on Schedule 8.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

3.1                               Representations of the Sellers.  Except as set forth in the disclosure schedules delivered by Sellers to Buyer concurrently with the execution of this Agreement (the “Schedules”), each Seller hereby as to itself only represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

(a)                                 Sellers Organization and Good Standing. Such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Such Seller has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now conducted.  Such Seller is duly qualified to do business and is in good standing under the Laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification required by Law, except where the failure to be qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Seller’s ability to consummate the transactions contemplated herein.

(b)                                 Authorization of Agreement by Sellers. Such Seller has all necessary corporate power and authority to execute and deliver this Agreement and each other agreement, document or certificate required by this Agreement to be executed and delivered by such Seller (the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder.  The execution, delivery and performance by such Seller of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Seller and no additional proceeding on the part of such Seller is necessary to authorize the execution, delivery and performance by such Seller of this Agreement.  This Agreement has been, and the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by such Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document when so executed and delivered will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller, in accordance with its respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity, in contract, in tort or otherwise (collectively, the “Enforceability Exceptions”).

(c)                                  Sellers Noncontravention; Government Approvals.

(i)                                     Except as shown on Schedule 3.1(c)(i), none of the execution, delivery or performance by such Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by such Seller with any of the provisions hereof or thereof will (i) conflict with or violate any provision of the Organizational Documents of such Seller; (ii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, require any notice or consent under, give rise to any right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, or give rise to any obligation of such Seller under, any material Contract to which such Seller is a party or by which any of the properties or assets of such Seller are bound; (iii) result in the creation of any Lien (other than any Permitted Lien) on any properties or assets of such Seller; or (iv) assuming receipt of all approvals, authorizations, consents or waiting period expirations or terminations referred to in Section 3.1(c)(ii), violate any Law or Order applicable to such Seller, except in the case of clauses (ii) through (iv) for such matters that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Seller’s ability to consummate the transactions contemplated herein.

(ii)                                  No consent, approval or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of such Seller in connection with the execution, delivery and performance of this Agreement or the Seller Documents, or the consummation by such Seller of the transactions contemplated hereby or thereby, except for such matters that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Seller’s ability to consummate the transactions contemplated herein.

(d)                                 Sellers Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Seller’s ability to consummate the transactions contemplated herein, (i) there are no Legal Proceedings pending or, to the knowledge of the IO Parent in the case of the IO Parent, or to the knowledge of the Sterling Parent in the case of the Sterling Parent, threatened against such Seller by or before any Governmental Body and (ii) such Seller is not subject to any outstanding Order.

(e)                                  Sellers Financial Advisors.  No investment banker, broker or finder retained by such Seller is entitled to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

3.2                               Representations of the IO Parent.  Except as set forth in the Schedules, IO Parent hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

(a)                                 Ownership of Units.  As of immediately prior to the Closing (and after giving effect to the Restructuring), IO Parent will be the sole record owner of, and have good and valid title to, a number of Company Units set forth across from IO Parent’s name on the Ownership Certificate (when it is delivered) and such Company Units will be free and clear of any Liens other than any transfer and other restrictions under applicable federal and state securities Laws or as set forth in the Company Organizational Documents.  Upon transfer of such Company Units to Buyer at the Closing in accordance with this Agreement, Buyer will own such Company Units free and clear of any Liens other than (x) transfer and other restrictions under applicable federal and state securities Laws and (y) Liens created by or through Buyer or its Affiliates.  Assuming Buyer has the requisite power and authority to be the lawful owner of such Company Units, upon the sale of such Company Units to Buyer at the Closing, and upon receipt by IO Parent (or its designee) of the Estimated Purchase Price payable to IO Parent as set forth on the Allocation Schedule, good and valid title to such Company Units will pass to Buyer, free and clear of any Liens other than (x) transfer and other restrictions under applicable federal and state securities Laws and (y) Liens created by or through Buyer or its Affiliates.

(b)                                 IO Parent Organizational Documents. Sellers have made available to Buyer true and complete copies of the Organizational Documents of IO Parent, each as amended to date.

3.3                               Representations of Sterling Parent.  Except as set forth in the Schedules, Sterling Parent hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

(a)                                 Ownership of Sterling Company Shares. As of immediately prior to the Closing (and after giving effect to the Restructuring), Sterling Parent will be the sole record owner of, and have good and valid title to, the Sterling Company Shares and such Sterling Company Shares are free and clear of any Liens other than any transfer and other restrictions under applicable federal and state securities Laws or as set forth in the Organizational Documents of the Company.  Upon transfer of such Sterling Company Shares to Buyer at the Closing in accordance with this Agreement, Buyer will own such Sterling Company Shares free and clear of any Liens other than (x) transfer and other restrictions under applicable federal and state securities Laws and (y) Liens created by or through Buyer or its Affiliates.  Assuming Buyer has the requisite power and authority to be the lawful owner of the Sterling Company Shares, upon the sale of such Sterling Company Shares to Buyer at the Closing, and upon receipt by Sterling Parent (or its designee) of the Estimated Purchase Price payable to Sterling Parent as set forth on the Allocation Schedule, good and valid title to the Sterling Company Shares will pass to Buyer, free and clear of any Liens other than (x) transfer and other restrictions under applicable federal and state securities Laws and (y) Liens created by or through Buyer or its Affiliates.

(b)                                 Sterling Company Capitalization.

(i)                                     Immediately prior to the Closing (and after giving effect to the Restructuring), there shall be a number of Sterling Company Shares set forth across from Sterling Parent’s name on the Sterling Ownership Certificate (when it is delivered) issued and outstanding.  All of such issued and outstanding Sterling Company Shares shall be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any pre-emptive or similar right (other than as set forth in the Organizational Documents of the Sterling Company).

(ii)                                  Other than the Organizational Documents of the Sterling Company and as set forth on Schedule 3.3(b)(ii), there are no voting trusts, shareholder agreements, proxies or other similar Contracts in effect to which the Sterling Company is a party, or by which the Sterling Company is bound, in each case, with respect to the governance of the Sterling Company or the registration, voting or transfer of any Sterling Company Shares.  Except as set forth on Schedule 3.3(b)(ii), there are (A) no outstanding equity or voting interests in the Sterling Company, (B) no outstanding securities of the Sterling Company convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive equity or voting interests in the Sterling Company and (C) no outstanding options, warrants, rights or other commitments or agreements to which the Sterling Company is a party or otherwise subject to requiring the issuance of, or other securities convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive equity or voting interests in the Sterling Company.

(c)                                  Sterling Company Activity.  Immediately prior to the Closing (and after giving effect to the Restructuring), the Sterling Company will not own any assets or property other than the ownership interest of the Sterling Company in the Company.  The Sterling Company: (i) has not had and does not have any employees, (ii) has not been and is not a party to any Contracts other than its Organizational Documents, (iii) has not and does not conduct any business (other than its ownership interest in Innovation Holdings, LLC prior to the Restructuring and the ownership interest in the Company, after giving effect to the Restructuring) and (iv) except for (A) obligations for Taxes in respect of the Sterling Company’s ownership interest in Innovation Holdings, LLC and (B) obligations under the Organizational Documents of the Sterling Company and nominal amounts necessary for the corporate maintenance and existence thereof, does not have any assets, liabilities, Indebtedness or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise).

(d)                                 Ownership of Company Units by the Sterling Company.  As of immediately prior to the Closing (and after giving effect to the Restructuring), the Sterling Company will be the record owner of, and have good and valid title to, a number of Company Units set forth across from the Sterling Company’s name on the Ownership Certificate (when it is delivered) and such Company Units will be free and clear of any Liens other than any transfer and other restrictions under applicable federal and state securities Laws or as set forth in the Company Organizational Documents.

(e)                                  Sterling Company Taxes.

(i)                                     The Sterling Company has timely filed or has caused to be timely filed on its behalf (taking into account any extension of time within which to file) all material Tax Returns required by Law to be filed by it, and all such filed Tax Returns are correct and complete in all material respects.  The Sterling Company has delivered or made available to Buyer such Tax Returns.  All material elections with respect to Taxes affecting the Sterling Company that were not made in the Tax Returns delivered or made available to Buyer are listed in Schedule 3.3(e)(i).  The Sterling Company has not requested or been granted an extension of time for filing any material Tax Return that has not yet been filed.

(ii)                                  All material Taxes of the Sterling Company that have become due and payable have been timely paid, except for those Taxes being contested in good faith through appropriate proceedings for which provision has been made in accordance with GAAP on the financial statements of the Sterling Company.

(iii)                               All material Taxes required by Law to be withheld, collected or deposited by or with respect to the Sterling Company have been timely withheld, collected or deposited as the case may be, and to the extent required by Law, have been paid to the relevant taxing authority.

(iv)                              No material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Sterling Company which has not been fully paid or adequately reserved in the financial statements of the Sterling Company.

(v)                                 The Sterling Company has not executed any outstanding waiver to extend the applicable statute of limitation in respect of any material Tax liabilities of the Sterling Company.

(vi)                              No audit or other administrative or court proceedings are outstanding with any Taxing authority with respect to material Taxes of the Sterling Company, and no written notice thereof has been received.  To the knowledge of the Sterling Parent, no such audit or proceeding against the Sterling Company has been threatened by any Taxing authority.

(vii)                           There are no Liens for a material amount of Taxes upon any of the assets or properties of the Sterling Company (other than Permitted Liens).

(viii)                        The Sterling Company (i) has never been a member of any affiliated, combined or unitary group filing a consolidated Tax Return, and (ii) has no material Liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor.

(ix)                              The Sterling Company is not a party to, is not bound by, and has no obligation under any Tax sharing or Tax indemnity agreement (other than any commercial Contracts entered into in the ordinary course of business that do not relate primarily to Taxes).

(x)                                 The Sterling Company has not constituted any of (i) a “distributing corporation” or a “controlled corporation” (within the meaning of Treasury

Regulation Section 1.337(d)-7T(f)(2)) or (ii) a member of a “separate affiliated group” of a “distributing corporation” or a “controlled corporation” (all within the meaning of Section 355 of the Code), in each case in a distribution of shares qualifying or intended to qualify for tax-free treatment under Sections 355 or 356 of the Code (x) since December 7, 2015 or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(xi)                              The Sterling Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Taxable period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction entered into prior to the Closing, any accounting method change made prior to the Closing, any closing agreement executed prior to the Closing, any prepaid amount received prior to the Closing, or any election under Section 108(i) of the Code.

Notwithstanding anything herein to the contrary, (i) this Section 3.3(e) represents the sole and exclusive representations and warranties of Sterling Parent regarding Tax-related matters, and (ii) nothing in this Agreement (including this Section 3.3(e)) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Sterling Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules delivered by the Company to Buyer concurrently with the execution of this Agreement, the Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

4.1                               Organization and Good Standing.

(a)                                 The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite limited liability company power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  The Company is duly qualified to do business and is in good standing under the Laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Company has made available to Buyer true and complete copies of the Certificate of Formation and the Company LLC Agreement (together the “Company Organizational Documents”), each as in effect as of the date hereof and together with all amendments thereto.  Each of the Company Organizational Documents is in full force and effect, and the Company is not in material violation of any of the provisions of such documents.

4.2                               Authorization of Agreement.  The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and each other agreement, document or certificate required by this Agreement to be executed and delivered by the Company (the “Company Documents”), and to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder.  The execution, delivery and performance by the Company of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company.  This Agreement has been, and the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company, to the extent a party thereto, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, to the extent a party thereto, enforceable against the Company in accordance with its respective terms, except as may be limited by the Enforceability Exceptions.

4.3                               Noncontravention; Government Approvals.

(a)                                 Except as shown on Schedule 4.3(a), none of the execution, delivery or performance by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or violate any provision of the Company Organizational Documents; (ii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, require any notice or consent under, give rise to any right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, or give rise to any obligation of the Company Group under, any (A) Material Contract or (B) material Permit, in each case to which the Company or any Company Subsidiary is a party or by which any of the properties or assets of the Company Group are bound; (iii) result in the creation of any Lien (other than any Permitted Lien) on any properties or assets of the Company Group, or (iv) assuming receipt of all approvals, authorizations, consents or waiting period expirations or terminations referred to in Section 4.3(b), violate any Law or Order applicable to the Company Group, except in the case of clauses (ii)(B) through (iv) for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)                                 No consent, approval or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the Company Documents, or the consummation by the Company of the transactions contemplated hereby or thereby, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.4                               Capitalization.

(a)                                 As of the date hereof, IO Parent and GS collectively own 100% of the issued and outstanding Company Units.  All of such issued and outstanding Company Units are duly authorized, validly issued, fully paid and non-assessable, and are free and clear of any pre-emptive or similar right (other than as set forth in the Company LLC Agreement).

(b)                                 As of immediately prior to the Closing (and after giving effect to the Restructuring), IO Parent and Sterling Company will own all of the issued and outstanding Company Units and the Ownership Certificate, when delivered, will set forth the amount and class of Company Units that will be held by each of IO Parent and the Sterling Company as of immediately prior to the Closing.

(c)                                  Other than the Company LLC Agreement and as set forth on Schedule 4.4(c), as of the date hereof there are no, and as of the Closing there will be no, voting trusts, shareholder agreements, proxies or other similar Contracts in effect to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is bound.  Except for the Company Units owned by IO Parent and GS described in Section 4.4(a), as of the date hereof, there are (A) no outstanding equity or voting interests in the Company, (B) no outstanding securities of the Company convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive equity or voting interests in the Company and (C) no outstanding options, warrants, rights or other commitments or agreements to which the Company is a party or otherwise subject to requiring the issuance of, or other securities convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive equity or voting interests in the Company.

4.5                               Subsidiaries.

(a)                                 Schedule 4.5(a) sets forth, as of the date hereof, the name of each direct or indirect Subsidiary of the Company, and, with respect to each such Subsidiary of the Company, (i) the jurisdiction in which it is incorporated or organized, (ii) the number of authorized, issued and outstanding shares of each class of capital stock or limited liability company interest and any options, warrants or other equity interests, and (iii) the holders of all outstanding equity interests or limited liability company interests.  Other than as set forth on Schedule 4.5(a), as of the date hereof, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any capital stock, partnership interest, joint venture interest or other equity interests in any Person.  Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except where the failure to be so in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the Company Subsidiaries has all requisite limited liability company power and authority to own or lease all of its properties and assets and carry on its business as it is now being conducted.  Each of the Company Subsidiaries is duly licensed or qualified to do business and is in good standing under the Laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 The outstanding shares of capital stock and other equity interests of each of the Company Subsidiaries are validly issued, fully paid and non-assessable and are free and clear of any pre-emptive or similar right (other than as set forth in such Company Subsidiaries’

Organizational Documents), and all capital stock and other equity interests are owned, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens (other than Permitted Liens).  There are no outstanding options, warrants, rights or other commitments or agreements to which any Company Subsidiary is a party or otherwise subject to requiring, and there are no securities of the Company or any Company Subsidiary outstanding that upon conversion, exercise or exchange would require, the issuance of any capital stock and other equity interests of any Company Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive equity or voting interests in, any Company Subsidiary.  Other than as contemplated in the Organizational Documents of each Company Subsidiary, there are no voting trusts, stockholder agreements, proxies or other similar Contracts in effect to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is bound with respect to the governance of the Company Subsidiaries or the registration, voting or transfer of any equity or voting interests of any of the Company Subsidiaries.

4.6                               Financial Statements.  Schedule 4.6 sets forth (a) the audited consolidated balance sheets of the Company as at December 31, 2016 and December 31, 2015 and the related audited consolidated statements of operations, comprehensive (loss) income and cash flows of the Company for the fiscal year ended December 31, 2016 (the “IO Audited Financial Statements”), (b) the accompanying supplemental consolidating information for the year ended December 31, 2016 (and the notes related thereto) (the “2016 Supplemental Information”), (c) the unaudited consolidated balance sheet of the Company as at September 30, 2017 and the related unaudited consolidated statements of operations, comprehensive (loss) income and cash flows of the Company for the nine-month period ended September 30, 2017, which have been reviewed by the Company’s independent auditors in accordance with the procedures set forth in the comfort letters provided pursuant to Section 6.20 (the “IO Unaudited Financial Statements”), and (d) the unaudited supplemental consolidating information for the nine months ended September 30, 2017 (and the notes related thereto) (the “2017 Supplemental Information” and together with the IO Audited Financial Statements, the 2016 Supplemental Information and the IO Unaudited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved (except in the case of the IO Unaudited Financial Statements, subject to normal and recurring year-end adjustments), and have been based upon the information contained in the books and records of the Company and its Subsidiaries.  The Financial Statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Company and its Subsidiaries as of and for the periods indicated therein.  For purposes hereof, the audited consolidated balance sheets of the Company as at December 31, 2016 as included in the IO Audited Financial Statements are referred to as the “Balance Sheet” and December 31, 2016 is referred to as the “Balance Sheet Date.”

4.7                               No Undisclosed Liabilities.  No member of the Company Group has any material Liabilities (whether or not required to be reflected in or reserved against or otherwise described on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto), other than Liabilities (a) reflected or reserved against on September 30, 2017 consolidated balance sheet (including any notes thereto), (b) incurred in the ordinary course of business after September 30,2017, (c) as contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated hereby, or (d) arising from executory performance obligations under any Contract of a member of the Company Group (other than with respect to breaches and defaults of a member of the Company Group thereunder).

4.8                               Absence of Certain Developments.  Since the Balance Sheet Date, (a) through the date of this Agreement, except for (i) the transactions contemplated hereby and (ii) the process by which the Company solicited, discussed and negotiated strategic alternatives to the transactions contemplated hereby, the business of the Company Group has been conducted in all material respects in the ordinary course of business and in accordance with applicable Laws, and (b) there has not been any effect, event, change, occurrence or circumstance that has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect.  Since September 30, 2017, the Company and its Subsidiaries have not taken any actions that would be required to be disclosed on Schedule 6.1(a) or Schedule 6.1(b) if such action was taken after the date hereof.

4.9                               Taxes.

(a)                                 Each of members of the Company Group has timely filed or has caused to be timely filed on its behalf (taking into account any extension of time within which to file) all material Tax Returns required by Law to be filed by it, and all such filed Tax Returns are correct and complete in all material respects.  The Company has delivered or made available to Buyer such Tax Returns.  All material elections with respect to Taxes affecting any member of the Company Group that were not made in the Tax Returns delivered or made available to Buyer are listed on Schedule 4.9(a).  No member of the Company Group has requested or been granted an extension of time for filing any material Tax Return that has not yet been filed.

(b)                                 All material Taxes of the Company Group that have become due and payable have been timely paid, except for those Taxes being contested in good faith through appropriate proceedings for which provision has been made in accordance with GAAP on the Financial Statements.  The accrued and unpaid Taxes of the Company Group did not as of the Balance Sheet Date exceed the corresponding reserve therefor reflected in the Financial Statements, and Taxes of the Company Group arising after the Balance Sheet Date and prior to the Closing have been or will be incurred in the ordinary course of business of the Company Group.

(c)                                  All material Taxes required by Law to be withheld, collected or deposited by or with respect to the Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required by Law, have been paid to the relevant taxing authority.

(d)                                 No material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any Company Subsidiary which has not been fully paid or adequately reserved in the Financial Statements.

(e)                                  Neither the Company nor any Company Subsidiary has executed any outstanding waiver to extend the applicable statute of limitation in respect of any material Tax liabilities of the Company or any Company Subsidiary.

(f)                                   No audit or other administrative or court proceedings are outstanding with any Taxing authority with respect to material Taxes of the Company or any Company Subsidiary, and no written notice thereof has been received.  To the knowledge of the Company, no such audit or proceeding against any member of the Company Group has been threatened by any Taxing authority.

(g)                                  There are no Liens for a material amount of Taxes upon any of the assets or properties of the Company or any Company Subsidiary (other than Permitted Liens).

(h)                                 Neither the Company nor any Company Subsidiary (i) is or has been a member of any affiliated, combined or unitary group filing a consolidated Tax Return or (ii) has any material Liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor.

(i)                                     Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement (other than any commercial Contracts entered into in the ordinary course of business that do not relate primarily to Taxes).

(j)                                    Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(k)                                 Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Taxable period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction entered into prior to the Closing, any accounting method change made prior to the Closing, any closing agreement executed prior to the Closing, any prepaid amount received prior to the Closing, or any election under Section 108(i) of the Code.

(l)                                     Neither the Company nor any Company Subsidiary has entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

(m)                             The Company has been since its formation and continues to be treated for federal income Tax purposes as a partnership, and not as a corporation or an association taxable as a corporation (including by reason of being a “publicly traded partnership” within the meaning of Section 7704 of the Code).  Each Company Subsidiary has been since its formation and continues to be treated for federal income Tax purposes as a disregarded entity, and not as a corporation or an association taxable as a corporation (including by reason of being a “publicly traded partnership” within the meaning of Section 7704 of the Code).

(n)                                 No written claim has ever been made by a Taxing authority in a jurisdiction where a member of the Company Group does not pay Tax or file Tax Returns that such member of the Company Group is or may be subject to material Taxes assessed by such jurisdiction.

(o)                                 No member of the Company Group has a permanent establishment, as defined in the relevant Tax treaty, in any country with which the United States has a relevant Tax treaty.  No member of the Company Group otherwise operates or conducts business through any country other than the United States.

(p)                                 There are no outstanding rulings of, or requests for rulings by, any Taxing authority addressed to any member of the Company Group that are, or if issued would be, binding on any member of the Company Group after the Closing Date.

(q)                                 Each member of the Company Group is in compliance in all material respects with the terms and conditions of each material grant, Tax subsidy, Tax rate reduction, Tax credit, or other Tax incentive that it has received, and the consummation of the transactions contemplated by this Agreement (i) will not have any adverse effect on the Tax incentive, and (ii) will not result in the termination or recapture of any such grant, Tax subsidy, Tax rate reduction, Tax credit, or other Tax incentive.

Notwithstanding anything herein to the contrary, (i) this Section 4.9 and Section 4.13 represent the sole and exclusive representations and warranties of the Company Group regarding Tax-related matters, and (ii) nothing in this Agreement (including this Section 4.9) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Company or any Company Subsidiary.

4.10                        Real Property.

(a)                                 Schedule 4.10(a) lists the common street address for all real property owned by the Company or any Company Subsidiary in fee as of the date hereof (“Owned Real Property”) and sets forth the Person owning such Owned Real Property.  The Company or the applicable Company Subsidiary has good and marketable fee simple title to all Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.

(b)                                 Schedule 4.10(b) lists the common street address for all real property leased or subleased to a member of the Company Group as of the date hereof (“Leased Real Property” and together with the Owned Real Property, the “Company Real Property”) and the leases for such Leased Real Property as of the date hereof (including all amendments, modifications, supplements, renewals, extensions, and guarantees, but which shall exclude all subleases with customers of the Company Group) (collectively, the “Leases”) and Seller has delivered or made available to Buyer true and complete copies of the Leases. To the knowledge of the Company, (i) the Leases are in full force and effect, and (ii) no default by the applicable member of the Company Group, as tenant, or the landlord under any Lease, exists, and no event or circumstance exists that, with the passage of time, the giving of notice or both, would become an event of default under the Leases by landlord or tenant.  No Seller or member of the Company

Group has sent or received any written notice of a material default under the Leases that remains uncured.

(c)                                  The Company or a Company Subsidiary has valid leasehold interests in all of its Leased Real Property, free and clear of all Liens except for Permitted Liens.  Except as set forth on Schedule 4.10(c), none of the Company or any Company Subsidiary has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened, with respect to any Leased Real Property or Owned Real Property.

(d)                                 To the knowledge of the Company, except (A) as may be disclosed in the third party physical condition reports with respect to the Company Real Property which have been delivered or otherwise made available to Buyer prior to the date hereof (it being understood and agreed that a reference in a physical condition report to a document not otherwise delivered or made available to Buyer shall not be deemed to constitute disclosure of the contents of such document) or (B) as set forth on Schedule 4.10(d), with respect to each property constituting the Company Real Property, (i) such Company Real Property is supplied with utilities as necessary to permit its continued operation as it is now being operated, (ii) such Company Real Property is in good working order, (iii) such Company Real Property has not suffered any casualty or other damage that has not been repaired, and (iv) there are no patent structural, mechanical or other significant defects or deficiencies in the improvements on any Company Real Property.

(e)                                  Except as set forth on Schedule 4.10(e), there are no material Tax abatements or exemptions specifically affecting the Company Real Property, and none of the Sellers, the Company, nor any Company Subsidiary has received any written notice of any proposed material increase in the assessed valuation of any of the Company Real Property.

(f)                                   Neither Sellers nor any member of the Company Group has received or sent any written notice of material default under any covenants or declarations encumbering the Company Real Property that remains uncured.

(g)                                  Development Projects.

(i)                                     Except for the Projects, or as otherwise set forth on Schedule 4.10(g)(i), none of the Company Real Property is (x) the subject of a renovation or construction project the cost of which exceeds $1,000,000 on an individual basis, or (y) is otherwise subject to a binding agreement for development or commencement of construction (each, a “Development Project” and collectively, the “Development Projects”).

(ii)                                  No member of the Company Group has received any written notice of any prohibition, restriction, or limitation with respect to any of the Projects or Development Projects.  To the knowledge of the Company, no circumstances exist that would (A) prevent or unreasonably delay the development or construction of any of the Projects or Development Projects, or (B) prevent or unreasonably delay the attainment of any entitlements required to commence or complete construction or development of any of the Projects or Development Projects, subject to (1) any delays in the receipt of all required approvals, or (2) failure to receive all required approvals.

4.11                        Intellectual Property.

(a)                                 Schedule 4.11(a) sets forth an accurate and complete list of all Company Owned Intellectual Property that is the subject of a patent, registration, or application for registration with a Governmental Body or other registration entity or authority or domain name registry (the foregoing being, collectively, the “Company Registered Intellectual Property”).  With regard to all Company Registered Intellectual Property, Schedule 4.11(a) lists the owner, and owner of record if different, for each such item, the jurisdictions in which each such item has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and the registration or application number, as applicable.  To the knowledge of the Company, each material item of Company Registered Intellectual Property is subsisting, unexpired, valid and enforceable.

(b)                                 Except as set forth on Schedule 4.11(b), (i) all material Company Registered Intellectual Property and all other material Company Owned Intellectual Property is exclusively owned free and clear of all Liens (except for Permitted Liens); (ii) the conduct of the Company Group’s business does not infringe, violate or misappropriate (and in the past three (3) years has not infringed, violated or misappropriated) the Intellectual Property of any third Person and there are no pending, or the knowledge of the Company threatened in writing, claims against the Company or any Company Subsidiary alleging the same; and (iii) to the knowledge of the Company, no third Person is, or during the past three (3) years has been infringing, violating, or misappropriating any material Intellectual Property owned by the Company or any Company Subsidiary.

(c)                                  The Company and each Company Subsidiary has taken commercially reasonable measures to protect the security, operation and integrity of the IT Assets (and the information stored therein and transmitted thereby). The IT Assets have commercially reasonable security, backups and disaster recovery arrangements and hardware and software support and maintenance to prevent material error, breakdown, failure, security breach or business disruption from occurring.

(d)                                 The Company or a Company Subsidiary exclusively own or have a valid right to access and use the IT Assets.  The IT Assets are adequate for, and operate to perform in all material respects as required in connection with, the operation of the Company Group’s business as currently conducted.

(e)                                  The Company or a Company Subsidiary has executed Contracts with all of their current and former employees and contractors who contributed to the creation or development of any material aspect of any material Company Owned Intellectual Property pursuant to which such Persons have assigned, subject to applicable Law, all of such Person’s right, title and interest in and to all Intellectual Property created or developed for the Company or a Company Subsidiary in the course of their employment or retention thereby, to the extent such right, title and interest does not vest initially with the Company or a Company Subsidiary by operation of law.

(f)                                   The Company and each Company Subsidiary have taken commercially reasonable security measures to protect the confidentiality of all Confidential Information owned by the Company or any Company Subsidiary or provided to the Company or any Company Subsidiary by a third party under an obligation of confidentiality.  No such Confidential

Information has been authorized to be disclosed or has been actually disclosed by the Company or any Company Subsidiary to any Person other than pursuant to a written non-disclosure Contract restricting the disclosure and use of such Confidential Information (“Company Confidentiality Agreements”) or other obligation of confidentiality.  The Company and the Company Subsidiaries are not and, to the knowledge of the Company, no other Person is in material breach of such Company Confidentiality Agreements.

(g)                                  All Computer Software that (i) incorporates software subject to a Copyleft License and (ii) is licensed or distributed by the Company Group to third parties, or made accessible to third parties as a service, is set forth in Schedule 4.11(g). With respect to any Open Source Software that is used by the Company and/or a Company Subsidiary in any way in the operation of the Company Group’s business (“Open Source Use”), except as set forth in Schedule 4.11(g), (x) the Company and the Company Subsidiaries are in material compliance with all applicable material licenses with respect thereto (or any component thereof) and (y) no material owned Computer Software used by the Company Group is subject to a Copyleft License due to such Open Source Use.

(h)                                 The Intellectual Property owned by or licensed to the Company and the Company Subsidiaries constitutes all Intellectual Property material to the conduct of the Business as currently conducted, provided that the foregoing representation shall not be construed as a representation as to the non-infringement of any third-party Intellectual Property.

(i)                                     Except as set forth on Schedule 4.11(i), the Company and the Company Subsidiaries are not under any obligation to develop and have not developed for any other Person any material Intellectual Property that is used in the operation of the Company Group’s business.

(j)                                    The material source code included within any material Company Owned Intellectual Property has not been delivered or made available to any Person outside of the Company or the Company Subsidiaries (or service providers performing services for such Persons).

4.12                        Material Contracts.

(a)                                 Schedule 4.12(a) sets forth a list of all of the following Contracts (other than any leases for the Leased Real Property or insurance policies) to which the Company or any Company Subsidiary is a party as of the date hereof (collectively, the “Material Contracts”):

(i)                                     any material Contract with the top twenty (20) current customers of the Company Group, as determined by the amounts receivable by the Company Group for the remaining term of such Contract as of the date hereof without giving effect to any extension of such term;

(ii)                                  any material Contract with one of the top ten (10) suppliers or vendors to the Company Group, as determined by expenditures during the nine month period ended September 30, 2017;

(iii)                               any Contract providing for the incurrence or guarantee of Indebtedness for borrowed money by the Company Group in an amount in excess of $1,000,000;

(iv)                              any Contract that governs a joint venture, partnership or other similar arrangements involving a sharing of profits, losses or liabilities by any member of the Company Group with any Person;

(v)                                 any material Contract relating to the development, ownership, licensing (whether licensed by or to the Company or any Company Subsidiary) or use of any material Intellectual Property that is used in connection with the Company Group’s business or held or owned by the Company or any Company Subsidiary (other than license agreements for commercial off-the-shelf software that is made available for a total cost of less than $100,000 per annum);

(vi)                              any Contract that contains a non-competition covenant that would preclude the Company Group after the Closing from operating in a material respect any line of business or in any geographic location, contains any other material business restriction or contains “most favored nation” or other preferential pricing terms that is material to the Company Group, except for any such Contract (including any restrictive covenants) that may be cancelled without material penalty by the Company or such Affiliate thereof upon notice of sixty (60) days or less;

(vii)                           any Contract with respect to the acquisition of any Person (whether by merger, sale of stock, sale of assets or otherwise) or real property by the Company or any Company Subsidiary in each case where the cash consideration paid was in excess of $15,000,000 pursuant to which the Company or any Company Subsidiary has (x) continuing material obligations (excluding indemnification obligations in respect of representations and warranties that survive indefinitely) or (y) any “earn-out” or similar contingent payment obligations with outstanding payments in excess of $250,000 (other than any Contract that provides for the acquisition of inventory, raw materials or assets in the ordinary course of business);

(viii)                        any Contract creating a Lien (other than Permitted Liens) upon any material property or assets of the Company Group, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business;

(ix)                              any Contract containing non-solicitation provisions restricting the ability of the Company or any of the Company Subsidiaries to hire or retain any employees, customers, suppliers or other service providers;

(x)                                 Contracts with any Governmental Body not made in the ordinary course of business, including, but not limited to, that certain Development Agreement by and between the City of Phoenix and 4802 E Van Buren, LLC, dated October 31, 2017, and recorded November 28, 2017, in the Official Records of the Maricopa Recorder as Document No. 20170879774;

(xi)                              any Contract providing for a settlement of any Legal Proceeding against the Company or any Company Subsidiary by or before any Governmental Body, other than (A) releases immaterial in nature or amount entered into with former employees or current or former independent contractors of the Company or any of the Company Subsidiaries in the ordinary course of business, (B) settlement agreements for cash or the provision of products or services only (which have been paid or provided) that do not exceed $500,000 individually as to any such settlement, or (C) settlement agreements entered into more than one (1) year prior to the date of this Agreement under which none of the Company or any of the Company Subsidiaries have any continuing material obligations, Liabilities or rights (excluding releases); and

(xii)                           the Arizona Property Purchase Option Agreement.

(b)                                 The Company has made available to Buyer copies of each Material Contract (including all amendments thereto) that are true and complete in all material respects as of the date hereof.  Each Material Contract (i) is a valid and binding agreement of a member of the Company Group, and, to the knowledge of the Company, the other parties thereto, and (ii) is in full force and effect and, subject to the Enforceability Exceptions, enforceable in accordance with its terms, except where the failure to be in full force and effect and enforceable would not have, individually or in the aggregate, a material adverse effect on the Company Group, taken as a whole.  No member of the Company Group and, to the knowledge of the Company, none of the other parties thereto, are in material breach of, default or violation under, any Material Contract and no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation.  None of the members of the Company Group, prior to the date hereof, has received written notice, or to the knowledge of the Company any oral notice, of any termination, default or event that with notice or lapse of time, or both, would constitute a default by any member of the Company Group under any such Material Contract, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company Group, taken as a whole.  Neither the Company nor any member of the Company Group, prior to the date hereof, has received any written notice of the intention of any customer to terminate or not renew any Material Contract, to seek the renegotiation thereof in any material respect or to substitute performance thereunder in any material respect. As of the date hereof, the people on Schedule 1.1(a)(i) have not been told by a customer to a Material Contract that expires in 2018 that such customer will not renew such Material Contract or will terminate such Material Contract.  Neither the Company nor any member of the Company Group has received any written or, to the knowledge of the Company, oral notice of the intention of any party who is not a customer to terminate or not renew any Material Contract, to seek the renegotiation thereof in any material respect or to substitute performance thereunder in any material respect.

4.13                        Employee Benefit Plans.

(a)                                 Schedule 4.13(a) lists each Company Benefit Plan.

(b)                                 Schedule 4.13(b) lists each Insperity Benefit Plan. Any representation or warranty made pertaining to an Insperity Benefit Plan is made subject to the knowledge of the Company.

(c)                                  With respect to each Benefit Plan, the Company has made available to Buyer copies of the following, to the extent applicable, as of the date hereof: (i) the plan document of each such Benefit Plan, including any material amendments thereto, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent summary plan description, including any summary of material modifications required under ERISA with respect to such Benefit Plan, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (v) the most recently received IRS determination or opinion letter, if any, issued by the IRS with respect to any such Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(d)                                 No Company Benefit Plan is intended to be qualified under Section 401(a) of the Code.  Each Insperity Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption.  Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws.  To the knowledge of the Company, each Insperity Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws.

(e)                                  Neither the Company nor any Company Subsidiary has any material Liability in respect of, or obligation to provide, post-retirement medical, life insurance benefits or other welfare benefits for employees of the Company Group, other than to the extent required to provide group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable Law.

(f)                                   Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains, contributes to, or has, within the past six (6) years, sponsored, maintained, contributed to, any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(g)                                  With respect to each Company Benefit Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that could reasonably be expected to result in any material Liability for the Company or any of its ERISA Affiliates.  To the knowledge of the Company, no Company Benefit Plan is presently under audit or examination by the IRS, the Department of Labor or any other Governmental Body.  No notice has been received of a potential audit or examination by, and no matters are pending with respect to any Company Benefit Plan under any correction program with, the IRS, the Department of Labor or any other Governmental Body.

(h)                                 Except as set forth on Schedule 4.13(h), neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other events(s)) will (i) accelerate the time of payment or vesting or increase benefits or the amount payable under any Benefit Plan or (ii) trigger any obligation of the Company or any Company Subsidiary to fund (through a grantor trust or otherwise) any compensation, equity award or other benefits.  Neither the Company nor any of its ERISA Affiliates has any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise Tax imposed under Section 4999 of the Code.

(i)                                     None of the execution, delivery or performance by the Company of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by the Company with any of the provisions hereof will, without any subsequent events, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or require any notice or consent under any Executive Agreement.  Each Executive Agreement (i) is a valid and binding agreement of a member of the Company Group, and, to the knowledge of the Company, the other parties thereto, and (ii) is in full force and effect and, subject to the Enforceability Exceptions, enforceable in accordance with its terms, except where the failure to be in full force and effect and enforceable would not have, individually or in the aggregate, a material adverse effect on the Company Group, taken as a whole.  No member of the Company Group and, to the knowledge of the Company, none of the other parties thereto, are in material breach of, default or violation under, any Executive Agreement and no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation.

4.14                        Labor.

(a)                                 Neither the Company, any of the Company Subsidiaries nor Insperity is a party to, or bound by, any collective bargaining agreement, contract or other arrangement or understanding with a labor union or a labor organization covering Business Employees.

(b)                                 With respect to Business Employees, there are no (i) current strikes, work stoppages, work slowdowns, lockouts or other material labor disputes pending or, to the knowledge of the Company, threatened and no such disputes have occurred within the past three (3) years, or (ii) unfair labor practice charges or material complaints pending as of the date of this Agreement or, to the knowledge of the Company, threatened as of the date of this Agreement by or on behalf of any employee or group of employees.  To the knowledge of the Company, as of the date of this Agreement, there is no action, complaint, charge, inquiry, proceeding or investigation, or other Legal Proceeding by or on behalf of any employee, prospective employee, former employee, independent contractor, consultant, contingent worker, labor organization, Governmental Body or other representative of the Business Employees that is pending or, to the knowledge of the Company, threatened with respect to or relating to the employment practices of the Company Group.

(c)                                  To the knowledge of the Company, no union organizing activities are underway with respect to any Business Employees and no such activities have occurred within the past three (3) years.

(d)                                 The Company Subsidiaries and Insperity are, and for the past three (3) years have been, in material compliance with all Laws regarding labor, employment and employment practices, including but not limited to Laws relating to the hiring, promotion, and termination of employees; the Worker Adjustment and Retraining Notification Act (the “WARN Act”); discrimination; harassment; retaliation; equal employment opportunities; disability; labor relations; wages and hours; the Fair Labor Standards Act of 1938, as amended, and applicable state and local wage and hour Laws; hours of work; payment of wages; immigration; workers’ compensation; employee benefits; classification of employees; background and credit checks; working conditions; occupational safety and health; family and medical leave; employee terminations; and for the past three (3) years neither the Company nor any of the Company Subsidiaries has received any written notice, or to the knowledge of the Company any oral notice, of or been charged with the violation of any such Laws.

(e)                                  No executive officer or senior management employee Business Employee has given written notice as of the date hereof that such employee intends to terminate his or her employment.

(f)                                   Any representation or warranty made pertaining to Insperity is made subject to the knowledge of the Company.

4.15                        Litigation.  (a) There are no material Legal Proceedings pending or, to the knowledge of the Company, threatened against any member of the Company Group by or before any Governmental Body, (b) no member of the Company Group is subject to any outstanding Order that materially affects the Company Group’s business and (c) there are no material Legal Proceedings pending, or to the knowledge of the Company threatened against the Company Real Property.

4.16                        Compliance with Laws; Permits.  (a) The Company Group are in material compliance with all Laws applicable to their respective businesses, properties or operations, and the Company and its Affiliates have operated the Business in material compliance with all Laws applicable to the Company Group’s business, (b) neither the Company nor any Company Subsidiary has received any written notice, or to the knowledge of the Company any oral notice, of or been charged with a failure to be in compliance in all material respects with any such Laws, (c) the Company Group currently have all material Permits that are required by Law for the lawful operation of their respective businesses as presently conducted and the Company Group will have, as of immediately prior to the Closing, all Permits that are required by Law for the lawful operation of the Company Group’s business as conducted as of immediately prior to the Closing and (d) neither the Company nor any Company Subsidiary is in material default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any of the Permits required by Law for the lawful operation of their respective businesses as presently conducted.

4.17                        Environmental Matters.

(a)                                 The Company Group’s business is operated and has been operated in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws to operate their respective businesses as currently conducted.

(b)                                 Neither the Company nor any Company Subsidiary is subject to any pending or, to the knowledge of the Company, threatened claims alleging material noncompliance with or potential material liability under Environmental Laws.

(c)                                  There has been no release of Hazardous Substances at, on or under any of the real properties currently or formerly owned or leased by the Company Group in an amount or condition that would reasonably be expected to result in material Liability to the Company or any Company Subsidiary under any Environmental Law.

4.18                        Insurance.  Schedule 4.18 sets forth each material insurance policy maintained by the Company Group with respect to the properties, assets, products, business or personnel of the Company Group (the “Insurance Policies”), each of which is in full force and effect.  No member of the Company Group is in material default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion.  No member of the Company Group has received written notice, or to the knowledge of the Company, any oral notice, of actual or threatened material modification or termination of any Insurance Policy, other than increases in connection with the Company’s ordinary renewal process and there is no material claim pending regarding a member of the Company Group under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

4.19                        Transactions with Related Persons; Affiliates.  No Seller, Affiliate of any Seller, executive officer, trustee or director of the Company or any Company Subsidiary, or, to the knowledge of the Company, any Affiliate or family member of any such Seller, Affiliate, officer, trustee, director or owner is a party to any Contract with or binding upon the Company or any Company Subsidiary or has any material interest in any property or assets owned by the Company or any Company Subsidiary or has engaged in any transaction with the Company or any Company Subsidiary that is material to the Company Group, taken as a whole, within the last twelve (12) months, other than (i) the Company LLC Agreement, (ii) those listed on Schedule 4.19, each of which was entered into on an arms-length basis, (iii) Company Benefit Plans, and (iv) employment agreements entered into in the ordinary course of business.

4.20                        Financial Advisors.  Except with respect to Goldman Sachs & Co. LLC (the “Financial Advisors”), no investment banker, broker or finder retained by the Company or any Company Subsidiary is entitled to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

4.21                        Bank Accounts; Letters of Credit; Performance Bonds.  Schedule 4.21 sets forth (a) the identity of each bank or financial institution in which the Company or any Company Subsidiary has an account, safe deposit box or lockbox, the number of each such account or box and the names of all Persons authorized to draw thereon or having signatory power or access thereto, (b) each letter of credit which any member of the Company Group is an applicant or of which any of the Company or any Company Subsidiary is a beneficiary (whether drawn or undrawn), and (c) each performance bond to which any of the Company or any Company Subsidiary is a party.  No such performance bonds have been called.

4.22                        Data Privacy.  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries (i) use commercially reasonable data security and disaster recovery efforts; (ii) have not had a data security breach within the last five (5) years; (iii) have not been notified in writing that they are the subject of any complaint, regulatory investigation or Legal Proceeding relating to data security or privacy; (iv) have used commercially reasonable efforts to implement all confidentiality, security and other protective measures required by all Contracts and all applicable Laws regarding data security and privacy; and (v) are in compliance with all applicable Laws and policies of the Company Group regarding data security and privacy.

4.23                        Sufficiency of Assets.  As of the Closing, the Company shall have title to, access to the benefits of, or the right to use, assets sufficient to deliver to the customers of the Company Group the service levels required by their contracts with the Company Group.

4.24                        Certain Business Practices.  None of the Company or any of its Affiliates nor, to the knowledge of the Company, any Affiliate of the Company or any director, officer or employee of any of the Company or any of its Affiliates has (a) used or promised any funds for unlawful contributions, gifts or entertainment or made other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) paid, promised, accepted or received any unlawful payments, expenditures or gifts, in each case, with respect to the Company Group’s business.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Sellers as of the date hereof and as of the Closing Date that:

5.1                               Organization and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair Buyer’s ability to consummate the transactions contemplated herein.

5.2                               Authorization of Agreement.  Buyer has all necessary power and authority to execute and deliver this Agreement and each other agreement, document or certificate contemplated by this Agreement or to be executed and delivered by Buyer (collectively, the “Buyer Documents”), and to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder.  The execution, delivery and performance by Buyer of this Agreement and each Buyer Document and the consummation of the transactions contemplated hereby and thereby have been or will be duly and validly authorized by all requisite limited liability company action on the part of Buyer.  This Agreement has been, and each Buyer Document will be at or prior to the Closing, duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms, in each case, subject to the Enforceability Exceptions.

5.3                               Noncontravention; Government Approvals.

(a)                                 None of the execution, delivery or performance by Buyer of this Agreement or the Buyer Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof will (i) conflict with or violate any provision of the Organizational Documents of Buyer, (ii) result in any breach of, or constitute a default (or an event that with or without notice, lapse of time or both would constitute a default) under, require any notice or consent under, give rise to any right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or give rise to any obligation of Buyer under, any material Contract or Permit to which Buyer is a party or by which any of the properties or assets of Buyer are bound, or (iii) assuming receipt of all approvals, authorizations, consents or waiting period expirations or terminations referred to in Section 5.3(b), conflict with or violate any Law or Order applicable to Buyer, except, in the case of clauses (ii) and (iii), for such matters as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair Buyer’s ability to consummate the transactions contemplated herein.

(b)                                 No consent, approval or authorization of, or declaration or filing with, or notification to, any Governmental Body or stock exchange is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement or Buyer Documents, or the consummation by Buyer of the transactions contemplated hereby or thereby, except for such consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair Buyer’s ability to consummate the transactions contemplated herein.

5.4                               Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair Buyer’s ability to consummate the transactions contemplated herein, (a) there are no Legal Proceedings pending or, to the knowledge of Buyer, threatened against Buyer by or before any Governmental Body and (b) Buyer is not subject to any outstanding Order.

5.5                               Compliance with Laws.  Except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair Buyer’s ability to consummate the transactions contemplated herein, (a) Buyer is in compliance with all Laws applicable to Buyer, (b) Buyer has not received any written notice of or been charged with the violation of such Laws, (c) Buyer currently has all Permits that are required by Law for the lawful operation of its business as presently conducted and (d) Buyer is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any of the Permits required by Law for the lawful operation of its business, as presently conducted.

5.6                               Vote Required.  No vote of the holders of any class or series of capital stock or other equity interests of Buyer is necessary to adopt this Agreement or consummate the transactions contemplated hereby.

5.7                               Financial Advisors.  Except with respect to Ardea Partners LLC, Centerview Partners LLC and Evercore, no investment banker, broker or finder retained by Buyer is entitled to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.8                               Financial Ability.  Buyer will have at the Closing, all funds necessary to pay and satisfy in full the obligations pursuant to this Agreement to pay (w) the Purchase Price and all amounts payable at Closing and following the Closing pursuant to Article 2, (x) all Closing Indebtedness to be repaid, redeemed or refinanced at the Closing, including pursuant to Section 6.18, (y) all fees and expenses of Buyer and its respective Affiliates in connection with the transactions contemplated by this Agreement and (z) all other obligations under this Agreement, including Arizona Property Purchase Costs and Transaction Costs paid at the Closing.  Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer obtain financing for or related to any of the transactions contemplated hereby.

5.9                               Investment Representation; Investigation; Disclaimer of Other Representations and Warranties.

(a)                                 Buyer is acquiring the Company Units and the Sterling Company Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act.  Buyer acknowledges and agrees that (i) it is informed as to the risks of the transactions contemplated hereby and of ownership of the Company Units and the Sterling Company Shares, and (ii) the Company Units and the Sterling Company Shares have not been registered under the Securities Act, or any state or foreign securities Laws and that the Company Units and the Sterling Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and such Company Units and Sterling Company Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

(b)                                 Buyer acknowledges and agrees that (i) it is a sophisticated entity, is knowledgeable about the industry in which the Company Group operates, experienced in investments in such businesses and able to bear the economic risk associated with the transactions contemplated by this Agreement, (ii) has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of equity interests and related contractual rights and obligations of the type contemplated in this Agreement, as well as the knowledge of the Company Group and their operations in particular, and has independently, based on such information made its own analysis and decision to enter into this Agreement, (iii)

had access to the books, records, facilities and personnel of the Company Group and the Sterling Company for purposes of conducting its due diligence investigation of the Company Group and the Sterling Company and (iv) it has relied solely upon its own investigation and the express representations and warranties set forth in Article 3 and Article 4.

5.10                        Ownership; No Prior Activities.  Except for obligations incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby, Buyer has not incurred any Liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.  Buyer does not beneficially own any Company Units or any options, warrants or other rights to acquire Company Units.

ARTICLE 6

COVENANTS

6.1                               Conduct of the Business Pending the Closing.

(a)                                 During the Interim Period, except (i) as set forth on Schedule 6.1(a), (ii) as required by applicable Law or Contract, (iii) as otherwise explicitly contemplated or required by this Agreement (including any actions taken in furtherance of the Restructuring, the Refinancing or the acquisition of the Arizona Property) or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall (and shall cause each of the Company Subsidiaries to) and the Sellers shall cause the Sterling Company, the Company and each of the Company Subsidiaries to: (A) conduct their respective businesses in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to (1) preserve intact in all material respects the present business organizations of the members of the Company Group and (2) preserve in all material respects their present relationships with their material customers and suppliers; provided, that, for the avoidance of doubt, neither the Sellers nor the Company shall be obligated to cause any member of the Company Group or the Sterling Company to take, and shall not be deemed to be in breach of the foregoing for failing to cause the Company Group (other than the Company) or the Sterling Company to take, any action that would not be permitted by Section 6.1(b).

(b)                                 During the Interim Period, except (i) as set forth on Schedule 6.1(b), (ii) as required by applicable Law or Contract, (iii) as otherwise explicitly contemplated or required by this Agreement (including any actions taken in furtherance of the Restructuring, the Refinancing or the acquisition of the Arizona Property) or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Sellers shall not cause or permit:

(i)                                     other than as part of the Restructuring (including the repurchase of the Series A Preferred Units (as defined in the Company LLC Agreement)), the repurchase, redemption or other acquisition of, or entrance into any Contracts or commitments to repurchase, redeem or otherwise acquire, any outstanding beneficial interests in or other securities of, or other ownership interests in, the Company Group or the Sterling Company;

(ii)                                  other than as part of the Restructuring, the issuance or sale of any beneficial interests in or other equity interests of the Company Group or the Sterling Company or the grant of any options, warrants, calls or other rights to purchase shares of the capital stock or other equity interests of the Company Group or the Sterling Company;

(iii)                               other than as part of the Restructuring, any splits, combinations, subdivisions or reclassifications of any shares of the beneficial interests, capital stock or other equity interests of any member of the Company Group or the Sterling Company;

(iv)                              other than (1) as part of the Restructuring, (2) the transfer of the two Wells Fargo accounts referred to in Schedule 4.21 outside of the Company Group and (3) the distribution or dividend of the note receivable from IO Singapore DCaaS Pte. Ltd., the authorization or payment of any dividends or the making of any distribution with respect to the outstanding beneficial interests, shares of capital stock or other equity interests of the members of the Company Group and the Sterling Company (whether in cash, assets, stock or other securities of the Company Group or the Sterling Company), except for (A) dividends and distributions made by the Company’ Subsidiaries to the Company or a Subsidiary of the Company; and (B) cash dividends or distributions paid or made by the Company or the Sterling Company at any time prior to the Closing;

(v)                                 other than as part of the Restructuring, the adoption of a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company Group or the Sterling Company;

(vi)                              except as required by applicable Law, as required by any Benefit Plan, or in the ordinary course of business consistent with past practice, (A)  any increase in any material respect of the level of compensation or benefits payable or provided (or to become payable or provided) to any employee of the Company Group (except for increases in salaries, wages, commissions and bonuses in the ordinary course of business) or (B) the establishment, entrance into, adoption, material amendment or termination of any Company Benefit Plan;

(vii)                           the making of any loan, advance or capital contribution to or investment in any Person by the members of the Company Group or the Sterling Company (other than (A) loans, advances or capital contributions to or investments in a Subsidiary of the Company or in the Company from the Sterling Company, (B) transactions in the ordinary course of business consistent with past practice to provide advances or financing to customers in connection with the sale of products and services and/or the leasing of any Company Real Property by the Company Group, including tenant improvement obligations, and (C) advances to employees for business expenses in the ordinary course of business consistent with past practice);

(viii)                        the settlement or compromise of any Legal Proceeding that (A) requires payment to or by any member of the Company Group in excess of $1,000,000 individually, (B) imposes material restrictions on the business of the Company Group, or (C) involves relief other than money damages which could be materially adverse to the business of the Company Group;

(ix)                              other than as part of the Refinancing, the material modification or amendment, termination or waiver of any material rights under any Material Contract (other than in the ordinary course of business or for terminations that occurs due to the expiration of the terms of such Material Contract) or the entrance into any new Contract that would be a Material Contract if entered into prior to the date hereof (in each case other than in the ordinary course of business consistent with past practice in a manner that is not materially adverse to Company or the Company Subsidiaries);

(x)                                 other than as part of the Restructuring, the entrance into or modification of any Contract with any Affiliate of the Company (other than a member of the Company Group and other than as otherwise permitted by Section 6.1(b)(vii)), in each case by the Sterling Company or any member of the Company Group; except for commercial customer Contracts entered into with any such Affiliates on an arms’ length basis in the ordinary course of business consistent with past practice in a manner that is not materially adverse to Company or the Company Subsidiaries;

(xi)                              the making or the change of any Tax election, the filing of any amendment to any Tax Return, the settlement or compromise of any Tax Liability, the agreement to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, the entrance into any closing agreement with respect to Taxes, or the taking of any action to surrender any right to claim a material Tax refund, in each case by the Sterling Company or any member of the Company Group;

(xii)                           except as may be required by Law or GAAP, the making of any material change in the financial or Tax accounting methods, principles or practices of the Company (or change in an annual accounting period);

(xiii)                        the incurrence, redemption, prepayment, defeasance, cancelation, assumption, guarantee or, in any material respect, the modification of any Indebtedness, in each case by the Sterling Company or any member of the Company Group, other than, prior to the Closing, with respect to (A) any intercompany Indebtedness among members of the Company Group, (B) incurrence of Indebtedness under the Credit Agreement or the Interim Financing Agreement, (C) letters of credit, bankers’ acceptances and similar facilities issued and maintained by the Company Group in the ordinary course of business and reimbursement obligations in respect thereof, (D) any Indebtedness that will be discharged prior to the Closing, (E) prepayments of Indebtedness in the ordinary course of business, (F) the incurrence of Indebtedness as consideration for the repurchase of the Series A Preferred Units (as defined in the Company LLC Agreement) or (G) if the Closing has not occurred on or prior to January 10, 2018, the incurrence of the Interim Financing and payoff of Indebtedness under the Credit Agreement as part of the Refinancing.

(xiv)                       (A) the sale, lease, licensing, mortgage or the taking of any other action that would subject to a Lien (other than Permitted Liens) or the disposal of any material personal property, equipment or assets of the Company Group with a value or purchase price in the aggregate for such properties, assets or rights in excess of $2,500,000, other than (1) the execution of easements, covenants, rights of way, restrictions and other similar instruments that, individually or in the aggregate, would not reasonably be expected to materially impair the existing use and operation of the property or asset affected by the applicable instrument, (2) pursuant to Contracts in force on the date of this Agreement, (3) dispositions of obsolete or immaterial assets in the ordinary course of business, (4) transfers among the Company Group, (5) the transfer of the two Wells Fargo accounts referred to in Schedule 4.21 outside of the Company Group or (6) the distribution or dividend of the note receivable from IO Singapore DCaaS Pte. Ltd. or (B) the sale, lease, licensing, mortgage or the taking of any other action that would subject to a Lien (other than Permitted Liens) of any real property of the Company Group (including Company Real Property); in each case, other than (1) the execution of easements, covenants, rights of way, restrictions and other similar instruments that, individually or in the aggregate, would not reasonably be expected to materially impair the existing or planned use and operation of the property or asset affected by the applicable instrument, (2) in connection with the incurrence of any Indebtedness permitted to be incurred by the Company pursuant to Section 6.1(b)(xiii), and (3) the execution of leases and licenses in the ordinary course of business consistent with past practices and (4) pursuant to Contracts in force on the date of this Agreement, in each case, other than (x) sales, leases, licenses and dispositions (including of modules, data center space, or any products or services offered in the Business as of the date hereof) in the ordinary course of business and (y) any Liens that may be imposed in the Business (as of the date hereof) that is done in the ordinary course of business;

(xv)                          the making of any acquisitions, in each case by the Sterling Company or any member of the Company Group, of (including by merger, consolidation or acquisition of stock or assets or any other business combination) (A) any Person or business including by acquiring the equity interests of such Person or a material portion of the assets of such Person or (B) any real property, in each case, for consideration in excess of $1,000,000 individually, other than the Arizona Property;

(xvi)                       the making of any capital expenditures, in each case by the Sterling Company or any member of the Company Group, except in (a) the ordinary course of business, (b) for capital expenditures required pursuant to any customer Contract or (c) substantially in accordance with the capital expenditure budget attached hereto as Schedule 7;

(xvii)                    allow any material Company Registered Intellectual Property to become abandoned, expire or otherwise lapse, or allow any material Confidential Information owned by the Company or any Company Subsidiary to become public, other than (a) in accordance with their terms or (b) in the ordinary course of business; or

(xviii)                 the agreement or commitment to take any of the foregoing actions prohibited by this Section 6.1(b).

(c)                                  Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company Group or the Sterling Company prior to the Closing, (ii) prior to the Closing, the Company Group and the Sterling Company shall each exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent the requirement of such consent would violate any Law.

6.2                               Access to Information.  During the Interim Period and subject to applicable Laws and Section 6.3, Buyer shall be entitled, through itself and its Representatives, to have such access to the properties, business and operations of the Company Group and the Sterling Company and such examination of the books and records of the Company Group and the Sterling Company as it reasonably requests upon reasonable advance written notice in connection with Buyer’s efforts to consummate the transactions contemplated by this Agreement.  Any such access and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law.  The Sellers shall use their respective commercially reasonable efforts to cause the Representatives of the Company Group and the Sterling Company to reasonably cooperate with Buyer and Buyer’s Representatives in connection with such access and examination, and Buyer and its Representatives shall reasonably cooperate with the Company Group, the Sterling Company and their respective Representatives and shall use their commercially reasonable efforts to minimize any disruption to the business.  Notwithstanding anything herein to the contrary, (a) no such access or examination shall be permitted to the extent that (i) it would unreasonably disrupt the operations of any member of the Company Group or the Sterling Company, (ii) it would cause significant competitive harm to any member of the Company Group or any of their respective Affiliates if the transactions contemplated by this Agreement are not consummated or (iii) the Company or the Sellers Representative determines that such access or examination could jeopardize any attorney-client privilege or contravene any Law or Contract, (b) nothing in this Section 6.2 shall require cooperation to the extent that it would (y) cause any condition to the Closing set forth in Sections 7.1 or 7.2 to not be satisfied or (z) cause any breach of this Agreement and (c) the Company and the Sellers Representative may elect to limit, or cause any Company Subsidiary to limit, disclosure of any information to certain Persons designated, at the request of the Sellers Representative, as a “clean team” by Buyer (which Persons must be reasonably acceptable to the Sellers Representative).  Notwithstanding anything to the contrary contained herein, during the Interim Period, (x) without the prior written consent of the Sellers Representative (which consent shall not be unreasonably withheld, delayed or conditioned), Buyer shall not, and shall cause its Representatives and Affiliates not to, contact any suppliers, customers, independent contractors, landlords, lessors, banks, in each case, of any member of the Company Group or any other Person with whom any member of the Company Group have or have had a business relationship, other than in the ordinary course of business of Buyer or any of its Affiliates with respect to matters not involving the Sellers or the Company Group, this Agreement or the transactions contemplated hereby; provided, that the Company and the Sellers shall have the right to have one or more their respective Representatives present during any such contact in the event that it consents to such contact, and (y) Buyer shall not have any right to perform invasive or subsurface investigations of the properties or facilities of the Company Group without the prior written consent of the Company (which consent may be withheld for any or no reason).  No member of the Company Group or the Sterling Company makes any representation or warranty as to the accuracy or completeness of any information provided (if any) pursuant to this Section 6.2, and Buyer acknowledges that it may not rely on the accuracy or completeness of any such information, in each case other than as expressly set forth in the representations and warranties made by the Sellers or the Company contained in Article 3 or Article 4; provided that no investigation pursuant to this Section 6.2 by Buyer or its Representatives shall be deemed to modify any of the representations and warranties made by the

Company or the Sellers contained in Article 3 or Article 4.  Any information obtained shall be subject to the Confidentiality Agreement.

6.3                               Confidentiality Agreement.  Buyer acknowledges and agrees that the information provided to it in connection with this Agreement (including information obtained pursuant to Section 6.2 hereof) and the transactions contemplated hereby (i) will not be used by Buyer, its Affiliates or Representatives, for any competitive or any other purposes unrelated to the consummation of the transactions contemplated by this Agreement prior to the Closing, (ii) is subject to the terms of the confidentiality agreement between the Company and Iron Mountain Information Management, LLC, dated as of November 18, 2016 (as amended, restated, supplemented or modified from time to time, the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, and (iii) to the extent it relates to IO International or any of its Subsidiaries or any of their respective businesses, properties or operations, including their respective customer Contracts, will not be used by Buyer, its Affiliates or Representatives, for any competitive or any other purposes unrelated to the consummation of the transactions contemplated by this Agreement prior to, at or after the Closing.  Without prejudice to clause (iii) above, the Confidentiality Agreement shall survive any termination of this Agreement but shall terminate at the Closing.

6.4                               Consents.  Subject to Section 10.12, the Company shall use (and the Company shall cause the Company Subsidiaries to use) commercially reasonable efforts to obtain all consents and approvals set forth on Schedule 4.3(a); provided, however, that, in connection therewith, (a) no Person shall be obligated to pay any (i) fees, costs or expenses in connection therewith (other than immaterial administrative or legal costs and expenses) or (ii) consideration to any third party from whom any such consent or approval is requested under any Contract.  In addition, the consent of Buyer shall be required for any amendment or modification to any Contract for the purposes of obtaining any such consent or approval.  Each of the parties acknowledges and agrees that except for the consents set forth on Schedule 6.4 (the “Required Consents”), which Required Consents shall be, in accordance with Section 7.1(f), a condition to Buyer’s obligations hereunder, obtaining any such consent or approval shall not be a condition to Closing.

6.5                               Further Assurances.

(a)                                 Subject to the terms and conditions herein provided, each of the Company and the Sellers, on the one hand, and Buyer, on the other, agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver of the closing conditions set forth in Article 7).  Subject to reasonably appropriate confidentiality protections, each of the Company and the Sellers, on the one hand, and Buyer, on the other, shall furnish to the other such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b)                                 Each of the Company and the Sellers, on the one hand, and Buyer, on the other, shall cooperate with one another and use their reasonable best efforts to (i) prepare all necessary documentation to effect promptly all necessary filings with any Governmental Body and (ii) obtain all consents, waivers and approvals of any Governmental Body necessary to consummate the transactions contemplated by this Agreement. In addition, each of the Company and the Sellers shall use its commercially reasonable efforts to cooperate with Buyer to obtain any consents, waivers and approvals necessary to facilitate Buyer’s post-Closing restructuring as related solely to its real estate investment trust structure; provided, that (i) any costs and expenses incurred in connection with the foregoing shall be borne by Buyer, (ii) neither the Company nor the Sellers shall be required to take any action that may have an adverse impact on the Company, the Sellers or any of their Affiliates, or that may be unduly burdensome to the Sellers or their personnel, as reasonably determined by the Sellers, and (iii) the foregoing obligation to cooperate shall not affect any of the Sellers’ or Buyer’s other obligations or rights under this Agreement or Ancillary Agreements. Each of the Company and the Sellers, on the one hand, and Buyer, on the other, shall (1) allow the other party to review in advance and to the extent practicable, consult with one another on and consider in good faith the views of the other with respect to any written communication or submission to any Governmental Body relating to any inquiry, investigation or proceeding involving the transaction/information relating to that party that is to be submitted to any Governmental Body in connection with any inquiry, investigation or proceeding relating to the transactions contemplated by this Agreement, (2) provide to the other copies of all correspondence between it (or its Representatives) and any Governmental Body relating to the transactions contemplated by this Agreement or any of the matters described in this Section 6.5 on an “outside counsel” basis sufficient to complete such filings and (3) promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction.  Neither the Company or the Sellers, on the one hand, nor Buyer, on the other, shall independently participate in any meeting or conference call with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend or participate. The parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 6.5(b) or any other Section of this Agreement as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c)                                  From the date of this Agreement through the date the consents required pursuant to Section 6.5(b) are obtained, neither Buyer nor its Affiliates shall take any action that could reasonably be expected to hinder or delay, as applicable, the obtaining of the consents required pursuant to Section 6.5(b).

6.6                               D&O Indemnification, Exculpation and Insurance.

(a)                                 From and after the Closing, Buyer shall cause (i) the Organizational Documents of the Sterling Company and each member of the Company Group to contain provisions no less favorable to the individuals who at or prior to the Closing were officers, directors or trustees of the Sterling Company or any member of the Company Group and any Person who at or prior to the Closing was a member of the Sterling Company or the Company (collectively, the “D&O Indemnitees”) with respect to advancement of expenses, indemnification and exculpation from liabilities than are set forth on Schedule 6.6(a), and (ii) any indemnification agreements that such D&O Indemnitees may have with the Sterling Company or the Company Group to survive the Closing without any amendment or modification thereto that is adverse to any D&O Indemnitee, in each case through the sixth anniversary of the Closing (such period, the “Tail Period”), and, in the event that any Legal Proceeding is pending or asserted or any claim made during the Tail Period, until the final disposition of such proceeding or claim. From and after the Closing, Buyer shall, and Buyer shall cause the Sterling Company and the Company Group to, advance such expenses, indemnify and exculpate the D&O Indemnitees in accordance with the provisions of the Organizational Documents of the Sterling Company or of each member of the Company Group, as applicable, and any and all such indemnification agreements as if the Closing had not occurred.

(b)                                 From and after the Closing, Buyer shall and shall cause the Company Group to, provide or maintain in effect for the Tail Period, through the purchase of “run-off” coverage or otherwise, directors’ and officers’ and corporate liability insurance covering those individuals who are covered by the directors’ and officers’ and corporate liability insurance policy or policies provided for trustees, directors and officers of the Sterling Company and the Company Group as of the date hereof (the “Existing Policy”) on terms comparable in all respects to the Existing Policy and such coverage shall contain minimum aggregate limits of liability for directors’ and officers’ and corporate liability insurance coverage for trustees, directors and officers of the Sterling Company and the Company Group with the amount of coverage at least equal to that of the Existing Policy and deductibles no larger than the Existing Policy; provided, however, that if such “run-off” or other coverage is not available at a cost not greater than two hundred percent (200%) of the annual premiums paid as of the date hereof under the Existing Policies (the “Insurance Cap”), then Buyer shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.  For the avoidance of doubt, the premium for any policies purchased pursuant to this Section 6.6(b) shall be paid for by Buyer.

(c)                                  In the event that the Sterling Company or any member of the Company Group or any of their respective successors or assigns (i) consolidates, restructures, recapitalizes, merges with or into any other Person or otherwise reorganizes and is not the continuing or surviving corporation or entity of such consolidation, restructuring, recapitalization, merger or other restructuring; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made by Buyer and the Company, as applicable, so that the successors and assigns of the Sterling Company and the Company Group, as applicable, shall assume all of the obligations thereof set forth in this Section 6.6.

(d)                                 The provisions of this Section 6.6: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(e)                                  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Sterling Company, the Company Group or any of their respective trustees, directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims under such policies.

6.7                               Preservation of Records.  From and after the Closing, Buyer shall, and shall cause the Sterling Company and the Company Group to, preserve and keep the records held by them relating to the respective businesses of the Sterling Company and the Company Group for a period of seven (7) years from the Closing Date (or longer if required by applicable Law or Contract) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to the Sellers Representative (and its Affiliates and Representatives), at the expense of the Sellers Representative, as may be reasonably required by such Person in connection with any insurance claims by, Legal Proceedings or Tax audits against, governmental investigations of, compliance with Law by, or the preparation of financial statements of, the Sellers Representative, the Sellers or any of their respective Affiliates or otherwise in connection with any other matter relating to or resulting from this Agreement; provided, that any such access or copying shall be done in such a manner not to unreasonably interfere with the normal conduct of Buyer’s or the Company Group’s business.

6.8                               Publicity.  Neither the Sellers or the Company, on the one hand, nor Buyer, on the other hand, shall issue any press release or public announcement or public comment concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Buyer and the Sellers Representative, respectively (which approval will not be unreasonably withheld, delayed or conditioned), unless and only to the extent, in the judgment of such Person upon the advice of its counsel, disclosure is required by applicable Law (including the periodic reporting requirements under the Exchange Act) or under the rules of any securities exchange on which the securities of such Person are listed (including disclosure as may be required in connection with any Buyer financing); provided, that, to the extent such disclosure is so required by applicable Law or the rules of any such securities exchange, the party intending to make such release, announcement or comment shall use its commercially reasonable efforts consistent with applicable Law to consult with the other parties with respect to the text thereof in advance of such release, announcement or comment.

6.9                               Employment and Employee Benefits.

(a)                                 Buyer covenants to, for a period of one (1) year following the Closing Date, provide to each Business Employee who remains employed with the Company Group immediately prior to the Closing (collectively, the “Continuing Employees”) (i) annual base salary or base wages, and target annual cash bonus opportunities, in each case, that are no less favorable than such annual base salary or base wages, and target annual cash bonus opportunities provided to the Continuing Employees immediately prior to the Closing, (ii) severance compensation and benefits to any Continuing Employee during the one (1) year period following the Closing Date at levels that are no less favorable than the levels of such severance compensation and benefits set forth on Schedule 6.9(a); provided, however, that if any such Continuing Employee is entitled to severance benefits under an individual severance, employment or similar agreement, that are greater than the severance benefits provided in Schedule 6.9(a), the terms of such agreement and not this Section 6.9(a) shall govern; and (iii)

employee benefits (other than equity-based compensation) that, taken as a whole, are no less favorable, in the aggregate, than those provided to Continuing Employees immediately prior to the Closing.

(b)                                 For purposes of eligibility, vesting and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan) under the benefit and compensation plans, programs, agreements and arrangements of Buyer, the Company or any of their respective Subsidiaries or Affiliates in which Continuing Employees are eligible to participate following the Closing (the “Buyer Plans”), Buyer shall cause to be credited each Continuing Employee with his or her years of service with the Company or its Affiliates and Subsidiaries and any predecessor or other entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service; provided, however, that no such service shall be credited to the extent that it would result in a duplication of benefits with respect to the same period of service.  In addition, Buyer will cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Buyer Plans, (ii) for purposes of each Buyer Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under any comparable Benefit Plans in which such Continuing Employee participated immediately prior to the Closing, and (iii) for the plan year in which the Closing occurs, the crediting of each Continuing Employee with any co-payments, deductibles and out-of-pocket expenses paid prior to the Closing in satisfying any applicable copayments, deductibles or out-of-pocket requirements under any Buyer Plan.

(c)                                  In the event that Buyer takes action which causes the termination of, or cessation of participation by Continuing Employees in, an Insperity Benefit Plan intended to qualify under Section 401(a) of the Code, without limiting Section 6.9(a), Buyer shall cover (or cause to be covered) each Continuing Employee under one or more defined contribution plans and trusts which shall qualify under Section 401(a) of the Code (the “Buyer DC Plan”).  As soon as practicable following such cessation of participation, subject to applicable Law (and in accordance with the terms of the Buyer DC Plan), Continuing Employees shall be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under the applicable Insperity Benefit Plans to a Buyer DC Plan in the form of cash and participant loan notes.  Sellers and Buyer shall take all actions necessary to permit such rollovers as soon as practicable after such cessation of participation.

(d)                                 Buyer shall honor all accrued but unused paid time-off, vacation, sick days, and “floating holidays” (collectively, “Paid Time-Off”) for each Continuing Employee as of the Closing Date to the same extent as the applicable Paid Time-Off policy in effect immediately prior to the Closing.

(e)                                  The parties hereto acknowledge and agree that all provisions contained in this Section 6.9 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including without limitation, any employees, former employees, any participant or any beneficiary thereof in any Benefit Plan or Buyer Plan or (ii) to continued employment with the Company Group or Buyer (or its

Affiliates).  After the Closing, nothing contained in this Section 6.9 shall interfere with Buyer’s right to amend, restate, replace, supplement or otherwise modify or terminate any Company Benefit Plan, Buyer Plan or the Existing Services Agreement (subject to the provisions of this Section 6.9) or to terminate the employment of any Continuing Employee for any reason.

6.10                        280G Matters.  Unless the Company determines in good faith that no 280G Shareholder Vote (as defined below) is necessary, (a) prior to the Closing Date, the Sellers or the Company, as applicable, shall use their reasonable best efforts as soon as practicable after the date hereof to obtain written waivers of any “parachute payment” (within the meaning of Section 280G of the Code) from each person who has or reasonably may have a right to any payments or benefits that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) (such payments and benefits, the “Waived Benefit”) as a result of the transactions contemplated hereby so that all remaining payment or benefit applicable to such person shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code, and to accept in substitution for the Waived Benefit the right to receive such remaining payment or benefit only if approved in a manner that complies with Section 280G(b)(5)(B) of the Code, with each such waiver identifying the specific Waived Benefit and providing that if such equityholder approval is not obtained, such payments shall not be made and such person shall have no right or entitlement with respect thereto; provided, however, that in no event shall this Section 6.10 be construed to require the Sellers or the Company to compel any person to waive any existing rights under any contract that such Person has with the Company or its Affiliates and in no event shall the Sellers or the Company Group be deemed to be in breach of this Section 6.10 if any such Person refuses to waive such rights, and (b) as soon as practicable thereafter but in any event prior to the Closing Date, the Sellers or the Company, as applicable, shall solicit the approval of the appropriate equityholders in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of all payments or benefits (including payments and benefits waived pursuant to the preceding clause) that would, as a result of, or in connection with, the transactions contemplated hereby, be deemed to constitute “parachute payments” (the “280G Shareholder Vote”).  The determination of which payments may be deemed to constitute parachute payments, form of waiver, solicitation of approval, and disclosure materials, as required by Section 280G of the Code, shall be provided to Buyer for Buyer’s advance review at least seven (7) days prior to the Closing Date.

6.11                        Exclusivity; Alternative Transactions.

(a)                                 The Sellers shall, and shall cause the Sterling Company, the Company Group and its and their respective Representatives and Affiliates to, promptly cease and cause to be terminated any existing activities, including discussions or negotiations with any Person (other than Buyer and their Representatives and Affiliates) conducted prior to the date hereof, with respect to any Acquisition Proposal (other than the transactions contemplated by this Agreement).

(b)                                 During the Interim Period, the Sellers shall not, and shall cause the Sterling Company, the Company Group and its and their respective Representatives and Affiliates not to, directly or indirectly, (i) solicit, initiate, or knowingly facilitate the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes any Acquisition Proposal (except to provide notice of the existence of the restrictions in this Section 6.11), (iii) otherwise cooperate in any effort to facilitate any other Person’s attempt to make an Acquisition Proposal or accept or implement any Acquisition Proposal or (iv) enter into any agreement with respect to any Acquisition Proposal; provided, that this Section 6.11(b) shall not apply to any communications related to the transactions contemplated by this Agreement.

(c)                                  The Sellers shall promptly notify Buyer if (i) any written inquiries, proposal or offers related to an Acquisition Proposal are received by, (ii) any information or data is requested from, or (iii) any negotiations or discussions related to an Acquisition Proposal are sought to be initiated or continued with, the Sellers or the Company Group or any of their respective Representatives and Affiliates.

6.12                        FIRPTA Certificate.  The Sellers shall deliver to Buyer at Closing certificates, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to Section 1445 of the Code and the Treasury regulations thereunder; provided, that Buyer’s sole recourse for breach of this Section 6.12 shall be to withhold amounts required by applicable Tax law to be withheld from amounts payable pursuant to this Agreement in accordance with Section 2.7.

6.13                        Tax Matters.

(a)                                 IO Parent shall prepare and deliver to Buyer, within sixty (60) days following the Closing, an allocation of the portion of the Estimated Purchase Price payable to IO Parent and any other amounts treated as consideration for IO Parent’s transfer of its Company Units for U.S. federal income tax purposes among each of the assets of the Company and, as applicable, the Company Subsidiaries in accordance with Sections 743(b), 755 and 1060(d) of the Code and the Treasury regulations promulgated thereunder (the “Tax Allocation”).  In connection with the foregoing, the Company shall, and Buyer shall cause the Company to, furnish to IO Parent any information concerning the Company that is reasonably requested by IO Parent to enable IO Parent to prepare such Tax Allocation.  Buyer shall have thirty (30) days from the later of (i) the receipt of the Tax Allocation or (ii) the close of the quarter in which the Closing occurs to review and comment in writing on the Tax Allocation, after which the parties shall attempt in good faith to reasonably agree on such Tax Allocation. IO Parent shall use commercially reasonable efforts to update the Tax Allocation in a manner consistent with Sections 743(b), 755 and 1060(d) of the Code and the Treasury regulations promulgated thereunder following any adjustments to the Purchase Price pursuant to this Agreement, subject to review and comment by Buyer. If IO Parent and Buyer agree on the Tax Allocation, as adjusted, then IO Parent and Buyer shall report consistently with the Tax Allocation on all Tax Returns and neither party shall take any position with a taxing authority that is inconsistent with such Tax Allocation.  If any disputed items regarding the Tax Allocation cannot be resolved by the parties after attempting in good faith to reasonably agree, then each of Buyer and IO Parent may use its own Tax Allocation.

(b)                                 The parties acknowledge and agree that (i) the Company’s taxable year is expected to terminate on the Closing Date under Section 708(b)(1)(B) of the Code as a result of IO Parent’s transfer of its Company Units under this Agreement, and (ii) the Sterling Company’s taxable year is expected to end on or within three (3) months after the Closing Date.  In light of the foregoing, the Company shall, and Buyer shall cause the Company to, furnish to IO Parent as soon as reasonably practicable after the end of the taxable year of the Company (or a portion thereof) that ends on the Closing Date all information concerning the Company that is reasonably required for the preparation of income Tax Returns of IO Parent, including Schedule K-1s and any other information reasonably requested by IO Parent, in sufficient detail to enable IO Parent to prepare its federal, state, local and other income Tax Returns with respect to Taxable periods (or portions thereof) ending on or prior to the Closing.  The Company shall, and Buyer shall cause the Company to, deliver to the Sellers Representative for review and comment draft U.S. federal, state and local income Tax Returns of the Company (and the Company Subsidiaries) for the taxable years of the Company that end on or before or that include the Closing Date and that have not been filed on or prior to the Closing Date (each, a “Closing Income Tax Return”) as soon as reasonably practicable after the Closing Date and shall prepare such Closing Income Tax Returns in a manner consistent with past practice; provided, that if the Company’s taxable year does not terminate on the Closing Date under Section 708(b)(1)(B), the parties acknowledge and agree that the Company will be permitted to change its income tax accounting methods for the taxable year that includes the Closing Date. The parties acknowledge and agree that the Company will make and keep in effect a valid election under Section 754 of the Code for the Taxable year of the Company that includes the Closing Date. To the extent that the taxable year of the Company does not terminate on the Closing Date for federal, state or local income Tax purposes, such information shall be provided based upon a “closing of the books” of the Company.  The cost of preparing the Closing Income Tax Returns shall be borne by the Sellers Representative.  Buyer shall incorporate such comments to such Closing Income Tax Returns provided by the Sellers Representative to the extent that such comments are consistent with applicable law and facts, and the Sellers Representative and Buyer shall act in good faith to resolve any dispute with respect to such Closing Income Tax Returns prior to the date on which the relevant Closing Income Tax Return is required to be filed.  If such parties cannot resolve any disputed item, the item in question shall be resolved by the Designated Firm, whose decision shall be final and binding and whose expenses shall be borne by the Sellers Representative.  Buyer and the Company shall not amend any income Tax Returns of the Company or any Company Subsidiary for any Taxable period (or portion thereof) ending on or before the Closing Date without the written consent of the Sellers Representative (which shall not be unreasonably withheld, conditioned, or delayed). The Sterling Company’s distributive share of the income, gain, loss, expense and deduction of IO Parent and any intermediate partnership(s) through which the Sterling Company holds an interest in IO Parent for the period from January 1, 2018 through the effective date of the Restructuring shall be determined based upon a “closing of the books” of IO Parent and any such intermediate partnership(s) as of the effective date of the Restructuring.  Unless required by law, IO Parent shall not amend any income Tax Returns of IO Parent or any such intermediate partnership(s) for any Taxable period (or portion thereof) ending on or before the Closing Date without the written consent of the Buyer (which shall not be unreasonably withheld, conditioned, or delayed).

(c)                                  Buyer shall deliver to the Sterling Parent for review and comment draft U.S. federal, state and local income Tax Returns of the Sterling Company for the taxable years of the Sterling Company that end on or before or that include the Closing Date and that have not been filed on or prior to the Closing Date (each, a “Sterling Company Closing Income Tax Return”) as soon as reasonably practicable after the Closing Date.  Buyer shall incorporate such comments to such Sterling Company Closing Income Tax Returns provided by the Sterling Parent to the extent that such comments are consistent with applicable law and facts, and the Sterling Parent and Buyer shall act in good faith to resolve any dispute with respect to such Sterling Company Closing Income Tax Returns prior to the date on which the relevant Sterling Company Closing Income Tax Return is required to be filed.  If such parties cannot resolve any disputed item, the item in question shall be resolved by the Designated Firm, whose decision shall be final and binding. For the avoidance of doubt, the fair market value of the assets distributed by the Sterling Company pursuant to the Restructuring shall equal the value used to determine the final Sterling Company Income Tax Amount pursuant to Section 2.6, and the Sterling Company’s Tax Returns shall be prepared consistently with such agreed-upon value. No election shall be made with respect to the transactions contemplated under this Agreement (A) under Section 336 or 338 of the Code, or any similar provision of state, local or non – U.S. Law or (B) under Section 1.1502-76(b)(2) (ii)(D) of the Treasury Regulations.

(d)                                 No party shall make any election to apply Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, to the Company or any Company Subsidiary prior to January 1, 2018.

(e)                                  To the maximum extent permitted by applicable Law, any deductions or other Tax benefits resulting from or attributable to (i) the payment of any Transaction Costs; (ii) the payment of any sale bonuses or change in control bonuses that become payable as a result of the consummation of the transactions contemplated by this Agreement (including amounts payable to an employee of the Company, the Sterling Company, or any Subsidiary at the election of such employee); (iii) the payment of any investment banking, accounting, attorney or other professional fees incurred by the Company, the Sterling Company, or any Company Subsidiary at or prior to the Closing; (iv) the payment of any Indebtedness (or other amount described in Section 2.5(d)); (v) the payment of any amounts in respect of Arizona Property Purchase Costs or any amounts creditable against the purchase price for the Arizona Property under the Arizona Property Purchase Option Agreement; or (vi) any election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746 (the “Rev. Proc. 2011-29 Election”), shall in each case be allocated to a pre-Closing Taxable period or portion thereof ending on the Closing Date for all Tax purposes.  The Company and/or the Sterling Company shall, at the election of the Sellers Representative, in its sole discretion, file a Rev. Proc. 2011-29 Election to treat seventy percent (70%) of any success-based fees that were paid by or on behalf of the Company, the Sterling Company, or any Company Subsidiary prior to or on the Closing Date as an amount that did not facilitate the transactions contemplated under this Agreement and, therefore, treat seventy percent (70%) of such costs as deductible for federal income Tax purposes.

6.14                        [Intentionally Omitted].

6.15                        Notice of Certain Matters.  During the Interim Period, each party shall give prompt written notice to the other parties upon such original party becoming aware of (i) the occurrence, or failure to occur, of any event which occurrence or failure would or would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, which, in each case, would reasonably be expected to result in any conditions set forth in Article 7 not to be satisfied. Notwithstanding the foregoing, no notice under this Section 6.15 shall be deemed to have modified any representation or warranty or cured any breach of a covenant for purposes of determining the satisfaction of the conditions set forth in Article 7 or a party’s right to terminate this Agreement pursuant to Article 8.

6.16                        Restructuring.  Promptly after the completion of the Restructuring, (i) the Company shall deliver a certificate (the “Ownership Certificate”) to Buyer setting forth the number of Company Units held by IO Parent and by the Sterling Company and (ii) Sterling Parent shall deliver a certificate (the “Sterling Ownership Certificate”) to Buyer setting forth the number of Sterling Company Shares held by Sterling Parent.

6.17                        Real Estate Matters.

(a)                                 Prior to the Closing Date, except as may be required in furtherance of the acquisition of the Arizona Property, and except as set forth on Schedule 6.17, neither Sellers nor the Company shall permit any Company Subsidiary to amend, modify, or terminate the Leases without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Prior to the Closing Date, using commercially reasonable efforts, the Company shall satisfy all conditions precedent in order to complete the transaction contemplated by the Arizona Property Purchase Option Agreement, except for the payment of the Arizona Property Purchase Costs.

6.18                        Payoff Letter.  On or prior to the Closing, the Company shall request from (a) the agent under the Closing Credit Agreement and (b) any other lender of Indebtedness for borrowed money to the Company Group (and upon its receipt, deliver to Buyer) an executed payoff letter (each, a “Payoff Letter”) with respect to the Closing Credit Agreement and the Indebtedness under the Closing Credit Agreement or the applicable agreement related to Indebtedness for borrowed money, as applicable, in each case in a form reasonably satisfactory to Buyer (acting reasonably and in good faith), which Payoff Letter shall indicate the total amount required to be paid to fully satisfy all Indebtedness under the Closing Credit Agreement or other applicable agreement on the anticipated Closing Date (the “Payoff Amount”). In connection with Closing, Buyer shall repay, or cause to be repaid, on behalf of the Company Group, the Payoff Amount and any other outstanding amount of indebtedness of the Company Group pursuant to the Closing Credit Agreement or other applicable agreement by wire transfer of immediately available funds as provided for in the applicable Payoff Letter.

6.19                        Replacement Letters of Credit; Guaranties.  Sellers shall use reasonable best efforts to cause the Company Group to be fully released, effective as of the Closing, from all obligations under each of the guarantees, letters of credit, letters of comfort, bid bonds and performance bonds obtained by any member of the Company Group for the benefit of IO International and its Subsidiaries, including those guarantees, letters of credit, letters of comfort, bid bonds and performance bonds that are set forth on Schedule 4.7 (collectively, the “Guarantee Obligations”); provided that, if required, IO Parent shall use reasonable best efforts to cause itself or one or more of its Affiliates or any other third party to be substituted in all respects for each member of the Company Group in respect of such Guarantee Obligations.  In the event Sellers are unable to cause any member of the Company Group to be fully released from the Guarantee Obligations prior to Closing, IO Parent shall (i) indemnify such member of the Company Group against all Losses or Liabilities of any kind whatsoever arising from, resulting from or with respect to such Guarantee Obligations, including any damages that may be sustained by such member of the Company Group as a result of such Guarantee Obligation to the extent incurred from and after the Closing and (ii) continue to use reasonable best efforts to cause such member of the Company Group to be fully released as promptly as practicable after the Closing.

6.20                        Financing Cooperation.

(a)                                 During the Interim Period, upon the request of Buyer, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, at the sole expense of Buyer (other than with respect to clause (ii) below), use its and their reasonable best efforts to provide such cooperation as may reasonably be requested by Buyer in connection with any Buyer financing, including any offering of securities and any SEC filings to be made by Buyer, including, as applicable, by: (i) designating one or more members of the Company’s senior management to participate in a small number of meetings, due diligence and drafting sessions, rating agency presentations and road shows, if any, in each case, upon reasonable advance notice and at reasonable times; (ii) providing information with respect to the Company and the Company Subsidiaries, including such qualitative and quantitative information with appropriate financial metrics to provide disclosures to enable potential investors in any securities offering to bridge the Financial Statements to be reflective of the financial performance of the assets and operations being acquired by Buyer, as reasonably requested by Buyer or its financing sources; (iii) providing reasonable assistance as may be requested by Buyer in connection with documentation to be prepared by it, including SEC filings to be made by Buyer, offering memoranda, private placement memoranda, prospectuses, bank confidential information memoranda, rating agency presentations and similar documents; (iv) requesting that Deloitte & Touche LLP or other relevant accountants of the Company and the Company Subsidiaries cooperate with Buyer, including by participating in drafting sessions and accounting due diligence sessions, and seeking to obtain the consent of, and customary comfort letters (including customary “negative assurances”) from, Deloitte & Touche LLP (including by providing customary management letters and requesting legal letters to obtain such consent) in connection with any securities offering by Buyer if reasonably necessary or desirable for Buyer’s use of the Company’s or the Company Subsidiaries’ financial statements; and (v) cooperating reasonably with Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with any securities offering, to the extent customary and reasonable.  Notwithstanding the foregoing, nothing in this Section 6.21 shall (A) require the Company or its Subsidiaries to take any action that would reasonably be expected to conflict with or violate any applicable Law, Organizational Documents or any Contracts, (B) require the Company or any of its Subsidiaries to pay any commitment or similar fee, pay or reimburse any third party expense, provide any indemnities (other than customary indemnities to Deloitte & Touche LLP), or incur or assume any liability or obligation, in connection with such Buyer financing, (C) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, or (D) require the Company or its Subsidiaries to adopt resolutions or execute consents to approve or authorize the execution of such Buyer financing prior to the Closing.

(b)                                 Buyer shall, (i) upon any request by the Company from time to time, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses

(including reasonable costs and expenses of counsel and accountants) incurred by the Company or any of its Subsidiaries in connection with any cooperation of the Company and its Subsidiaries provided under this Section 6.21 and (ii) indemnify and hold harmless the Company, its Subsidiaries and any of its and their respective Representatives from and against any and all claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants), settlement or other losses, in each case, actually suffered or incurred by any of them in connection with the arrangement of any Buyer financing, except in the event such claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost, expense, settlement or other loss arises out of or results from (A) the gross negligence, the willful misconduct or bad faith of the Company or its Subsidiaries in fulfilling their obligations pursuant to this Section 6.21, (B) information relating to the Company and its Subsidiaries provided to the Buyer by or on behalf of the Company and its Subsidiaries expressly for use in connection with any Buyer financing; provided, that such information was used (1) in an offering memorandum, private placement memorandum, prospectus, bank confidential information memorandum, rating agency presentation or similar document and (2) in a form and context consented to in writing by or on behalf of the Company, or (C) the breach of the terms of this Agreement by the Sellers or the Company.  Subject to Buyer’s indemnification obligations under this Section 6.21, the Company hereby consents to the use of the Company Group’s corporate logos in connection with the initial syndication or marketing of the financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or any of its Subsidiaries.  To the extent that this Section 6.21 requires the Company’s and/or its Subsidiaries’ cooperation with respect to Buyer’s obligations relating to any Buyer financing, the existence of any alternative financing shall not operate to increase the Company’s or its Subsidiaries’ respective obligations under this Section 6.21 for purposes of Article 7 as compared to such obligations in respect of any Buyer financing, in each case without giving effect to any such alternative financing.  For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.21 represent the sole obligation of the Company and its Subsidiaries and its and their Representatives with respect to cooperation in connection with the arrangement of any Buyer financing.

6.21                        Trademark License.  Effective upon the Closing Date, Buyer and the Company hereby grant to IO International and its Subsidiaries (the “Seller Licensees”) a limited, revocable, non-exclusive license to use all Trademarks set forth on Schedule 6.21 (the “Buyer Marks”) in a manner consistent with past practice and customary “phase out” use in connection with the operation of the businesses of the Seller Licensees, for the following time periods: (i) for 60 days, for uses on the Internet and in social media; and (ii) for 90 days, for uses on publicly distributed physical and tangible materials, including all internal office supplies and similar collateral that are not visible to the public.  After such time periods, the license granted shall automatically terminate, provided that the Seller Licensees may continue to use the Buyer Marks thereafter to the extent required by applicable Law.  For the avoidance of doubt, all such use shall solely be in connection with the businesses of the Seller Licensees in the same manner, purpose, and scope as the Buyer Marks are in use by such Persons immediately prior to the Closing Date, and in no event shall such Persons: (a) increase the scope of use of the Buyer Marks, including use on any new goods or services, or in any new media, geographic territories, or channels of trade; and/or (b) alter or modify the Buyer Marks in any way, or form composite marks of which any of the Buyer Marks is a part.  Sellers will, or shall cause IO International and/or its Subsidiaries to, file with all applicable governmental authorities within 30 days after the Closing Date to change all corporate, trade and d/b/a name registrations that are owned by Sellers and/or their Affiliates that contain any of the Buyer Marks, to new names that do not include any of the Buyer Marks or any portion thereof.  The Seller Licensees will diligently and in good faith pursue such name changes.  The Seller Licensees’ use of the Buyer Marks, and the nature and quality of the products and services related thereto shall be maintained at least at the levels of quality in existence on the Closing Date.  If Buyer and the Company reasonably determine that any of the Seller Licensees fails to maintain a consistent level of quality in accordance with the foregoing, then Buyer and/or the Company may request that Sellers take, or cause IO International and its Subsidiaries to take, reasonable steps to remedy any such deficiencies and Sellers shall, or shall cause IO International and its Subsidiaries to, promptly comply with such requests.  Within (I) 60 days after the Closing Date, for uses on the Internet and in social media; and (II) 90 days after the Closing Date, for uses on publicly distributed physical and tangible materials, Buyer shall, and shall cause the Company and the Company Subsidiaries to, remove from such venues and items all references to the Company’s and its Subsidiaries’ Singapore business.

6.22                        Termination of Certain Services and Contracts; Transfer of Books and Records.

(a)                                 Except as set forth on Schedule 6.22, prior to the Closing, Sellers shall, and shall cause the Non-Company Affiliates to, take such actions as may be necessary to terminate, sever, or assign to a Seller or a Non-Company Affiliate (in each case with appropriate mutual releases) effective upon or before the Closing (i) all services provided to and Contracts with Non-Company Affiliates other than (W) as set forth in Section 6.6, (X) with individuals employed or formerly employed by the Company or Insperity except that the management services agreement between Mr. Wanger and Mr. Slessman, respectively, shall be assigned to IO Parent prior to Closing, (Y) Contracts with Baselayer Technology LLC and its Subsidiaries and (Z) customer contracts for data center services of the Company and (ii) settle before the Adjustment Time all intercompany receivables and payables (collectively, such terminated, severed or assigned Affiliate arrangements and intercompany receivables and payables, the “Terminated Affiliate Arrangements”).  From and after the Closing, neither Buyer, nor the Company Group nor any of their respective Affiliates shall have any further obligations or Liabilities pursuant to the Terminated Affiliate Arrangements whatsoever.

(b)                                 Prior the Closing, the Company shall be permitted to (i) transfer all books and records held by the Company and its subsidiaries related to IO International and the Singapore business and that are unrelated to the business of the Company Group, in each case to IO International, and (ii) provide IO Parent a copy of all books and records (including e-mails on its servers) that relate to the operations of IO International.

ARTICLE 7

CONDITIONS TO CLOSING

7.1                               Conditions Precedent to Obligations of Buyer.  The obligations of Buyer to consummate the Sale are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by applicable Law):

(a)                                 (i) the representations and warranties of the Sellers and the Company set forth in Section 3.2(a), Section 3.3(a), Section 3.3(b), Section 3.3(d), and Section 4.4 shall be true and correct in all respects (except for de minimis inaccuracy) as of the date hereof and as of the Closing as though made at and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall be so true and correct only as of such specified date), (ii) the Company Fundamental Representations and the Sellers Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall be so true and correct only as of such specified date) and (ii) the other representations and warranties of the Sellers and Company set forth in Article 3 and Article 4 shall be true and correct (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties, other than to the extent that such materiality, Material Adverse Effect or similar phrases define the scope of items or matters described on the Schedules) as of the date hereof and as of the Closing as though then made at and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall be so true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect;

(b)                                 each of the Company, the Sellers and the Sellers Representative shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing;

(c)                                  Buyer shall have received a certificate signed by an officer of the Company and the Sellers Representative, dated the Closing Date, to the effect that the conditions specified in Sections 7.1(a) and 7.1(b) are satisfied;

(d)                                 no Governmental Body having competent jurisdiction over the Sellers, the Company, the Company Group or Buyer shall have enacted, issued, promulgated, enforced or entered any Law then in effect or issued an Order, in each case, prohibiting consummation of the Sale substantially on the terms contemplated by this Agreement;

(e)                                  the Company shall have obtained the Required Consents;

(f)                                   no Material Adverse Effect with respect to the Company Group shall have occurred since the date of this Agreement;

(g)                                  the Restructuring shall have occurred;

(h)                                 all conditions precedent for the closing of the transaction contemplated by the Arizona Property Purchase Option Agreement shall have been satisfied or waived, except for the payment of the Arizona Property Purchase Costs thereunder;

(i)                                     Buyer shall have received duly executed written letters of resignation effective as of the Closing, of each of the directors and officers of the Company Group and the Sterling Company requested by Buyer at least ten (10) Business Days prior to the Closing;

(j)                                    Customers accounting for at least 85% of the Adjusted Base Revenue of the Business shall continue to be customers as of the Closing Date.  For the purposes of this Section 7.1(j), “Adjusted Base Revenue” shall mean the revenues of the Business for the twelve (12) months ended on the date hereof less revenues included therein for customers whose contracts with the Company Group expired in accordance with their terms between the date hereof and the Closing Date; and

(k)                                 Buyer shall have received (i) the Ancillary Agreements duly executed by the Sellers (or the applicable Affiliates), (ii) fully executed copies of any applicable Payoff Letter, and (iii) copies of any applicable terminations or releases of all Liens evidencing the Indebtedness (although the parties acknowledge that such terminations and releases shall be filed by Buyer after Closing or as otherwise set forth in the applicable Payoff Letter).

7.2                               Conditions Precedent to Obligations of the Sellers.  The obligations of the Sellers and the Company to consummate the Sale are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by the Sellers Representative, in whole or in part, to the extent permitted by applicable Law):

(a)                                 (i) the Buyer Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall be so true and correct only as of such specified date) and (ii) the other representations and warranties of Buyer set forth in Article 5 shall be true and correct (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties, other than to the extent that such materiality, Material Adverse Effect or similar phrases define the scope of items or matters described on the Schedules) as of the date hereof and as of the Closing as though then made at and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall be so true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not prevent or materially delay or impair Buyer’s ability to consummate the transactions set forth herein;

(b)                                 Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing;

(c)                                  the Sellers Representative shall have received a certificate signed by an officer of Buyer each dated the Closing Date, to the effect that the conditions specified in Sections 7.2(a) and 7.2(b) are satisfied;

(d)                                 no Governmental Body having competent jurisdiction over the Sellers, the Company, the Company Group or Buyer shall have enacted, issued, promulgated, enforced or entered any Law then in effect or issued an Order, in each case, prohibiting consummation of the Sale substantially on the terms contemplated by this Agreement; and

(e)                                  the execution and delivery by Buyer of the Ancillary Agreements.

7.3                               Waiver of Conditions; Frustration of Closing Conditions.  All conditions to Closing shall be deemed to have been satisfied or waived from and after the Closing.  None of the Sellers, the Company, Buyer may rely on the failure of any condition set forth in Sections 7.1 or 7.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE 8

TERMINATION

8.1                               Termination of Agreement.  Subject to Section 10.1, this Agreement may be terminated at any time prior to the Closing as follows:

(a)                                 at the election of the Sellers Representative or Buyer on or after February 28, 2018 (the “Outside Date”), if the Sale shall not have occurred by 5:00 p.m. New York City time on such date; provided, that neither the Sellers Representative nor Buyer may terminate this Agreement pursuant to this Section 8.1(a) if, in the case of the Sellers Representative, any Seller or the Company, and in the case of Buyer, it, is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Sale set forth in Article 7 prior to the Outside Date or (ii) the failure of the Closing to have occurred prior to the Outside Date; provided, further, that neither the Sellers Representative nor Buyer shall have the right to terminate this Agreement pursuant to this Section 8.1(a) in the event (x) the other party (or, in the case of Buyer, the Sellers Representative, the Sellers or the Company) is seeking, through Legal Proceedings, to specifically enforce this Agreement in compliance with Section 10.1 while such Legal Proceedings are still pending or prior to any ruling in such Legal Proceedings being fully complied with or (y) on the Outside Date, the Sellers Representative has the right to terminate this Agreement pursuant to Sections 8.1(e) or 8.1(f);

(b)                                 by mutual written consent of the Sellers Representative and Buyer;

(c)                                  by the Sellers Representative or Buyer if any Governmental Body having competent jurisdiction over the Sellers, the Company, the Company Group or Buyer shall have enacted, issued, promulgated, enforced or entered any Law then in effect or issued an Order, in each case, such that the conditions set forth in Sections 7.1(d) and 7.2(d) would not be satisfied, and such Law or Order shall have become final and non-appealable; provided, however, the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach or breaches of this Agreement resulted in the failure of such conditions;

(d)                                 by Buyer if (i) Buyer is not in material breach of any of its respective representations, warranties, covenants or other agreements contained in this Agreement and (ii) the Company or the Sellers are in breach of any of their respective representations, warranties, covenants or other agreements contained in this Agreement that renders or would render the conditions set forth in Sections 7.1(a) or 7.1(b) incapable of being satisfied at least three (3) Business Days prior to the Outside Date, and if such breach is either (A) not capable of being cured at least three (3) Business Days prior to the Outside Date or (B) if curable, is not cured prior to the earlier of (x) twenty (20) Business Days after the giving of written notice by Buyer to the Company and the Sellers Representative and (y) three (3) Business Days prior to the Outside Date;

(e)                                  by the Sellers Representative if (i) the Company and the Sellers are not in material breach of any of their respective representations, warranties, covenants or other agreements contained in this Agreement and (ii) Buyer is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement that renders or would render the conditions set forth in Sections 7.2(a) or 7.2(b) incapable of being satisfied at least three (3) Business Days prior to the Outside Date, and if such breach is either (A) not capable of being cured at least three (3) Business Days prior to the Outside Date or (B) if curable, is not cured prior to the earlier of (x) twenty (20) Business Days after the giving of written notice by the Sellers Representative to Buyer and (y) three (3) Business Days prior to the Outside Date; or

(f)                                   by the Sellers Representative if (i) all the conditions set forth in Section 7.1 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date that notice of termination is delivered by the Sellers Representative to Buyer) and (ii) Buyer does not complete the Sale by the day the Closing is required to occur pursuant to Section 2.1.

8.2                               Procedure Upon Termination.  Subject to Section 8.3, in the event of a valid termination by Buyer or the Sellers Representative, or both, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (other than in the case of a termination pursuant to Section 8.1(b)), and this Agreement shall terminate, and the Sale shall be abandoned, without further action by Buyer, the Sellers or the Company.

8.3                               Effect of Termination.  In the event that this Agreement is validly terminated in accordance with Section 8.1 and Section 8.2, then each of the parties hereto shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Buyer, the Sellers or the Company; provided, however, that (i) no such termination shall relieve any party hereto from Liability for any Willful Breach or actual fraud, and (ii) the provisions of Article 1 (Certain Definitions), Section 6.3 (Confidentiality Agreement), the last sentence of Section 6.5(c) (Further Assurances; Regulatory Approvals), Section 6.8 (Publicity, Confidentiality), this Section 8.3 (Effect of Termination), Article 10 (Miscellaneous) and Article 11 (Guaranty) shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

ARTICLE 9

SURVIVAL

9.1                               No Survival of Representations, Warranties and Covenants.  The respective (a) representations and warranties of the Sellers and the Company contained in Article 3 and Article 4 and of the Buyer contained in Article 5 and (b) the respective covenants of the parties required to be performed or complied with prior to the Closing, in each case, shall not survive the effective time of the Closing and following the Closing there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing Date, on the part of any party.  For the avoidance of doubt, those covenants and agreements that by their terms apply or are to be performed in whole or in part at or after the Closing shall survive until fully performed in accordance with their terms.

ARTICLE 10

MISCELLANEOUS

10.1                        Specific Performance; Remedies.

(a)                                 The parties acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or any such breach.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Sellers or the Company, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Buyer, on the one hand, and the Sellers Representative, on the other hand, respectively, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other party (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party or parties (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at Law or in equity) to which such party may be entitled at any time.

(b)                                 Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

(c)                                  Each of the Sellers, the Sellers Representative and the Company, on the one hand, and Buyer, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Sellers, the Company or Buyer, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Sellers, the Company or Buyer, as applicable, under this Agreement.  The parties hereto further acknowledge and agree that (i) by seeking the remedies provided for in this Section 10.1, a party shall not in any respect waive its right to seek at any time any other form or amount of relief that may be available to a party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 10.1 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.1 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination (subject to the terms of this Agreement)), nor shall the commencement of any Legal Proceeding pursuant to this Section 10.1 or anything set forth in this Section 10.1 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available then or thereafter.

10.2                        Payment of Transfer Taxes.  All sales, use, transfer, intangible, recordation, real property transfer Tax, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by Buyer.  Buyer shall cause the Company, at its own expense, to, at or after the Closing, timely file (or cause to be filed) any Tax Return or other document with respect to such Taxes or charges, as required by applicable Law.

10.3                        Expenses.  Except as otherwise provided in this Agreement, each of the Sellers, the Company, Buyer and Guarantor shall bear its and its Affiliates’ own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  Buyer shall pay the fees and expenses of the Company Group as contemplated by Sections 6.5(c), 6.6(b) and 10.2 and shall be responsible for the fees and expenses of the Escrow Agent relating to the Escrow Agreement.

10.4                        Entire Agreement; Amendments and Waivers.  This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the Ancillary Agreements represent the entire understanding and agreement between the parties with respect to the subject matter hereof.  This Agreement may only be amended, restated, supplemented or otherwise modified or waived by a written instrument signed by the Buyer and the Sellers Representative.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or obligation contained herein.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.5                        Governing Law; Consent to Jurisdiction.  This Agreement, and all actions, causes of action, claims, cross-claims, third-party claims or Legal Proceedings of any kind (whether at Law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement (including the Exhibits and Schedules hereto), any certificate, instrument, opinion or other documents delivered hereunder, or the negotiation, execution or performance hereof or thereof (including any action, cause of action, claim, cross-claim, third-party claim or

Legal Proceeding of any kind based upon, arising out of or related to any representation or warranty made in or in connection herewith or therewith) shall be governed by and construed in accordance with the Law of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws.  Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any action, cause of action, claim, cross-claim or third-party claim or Legal Proceeding of any kind arising out of or relating to this Agreement, any certificate, instrument, opinion or other documents delivered hereunder, or the negotiation, execution or performance hereof or thereof (including any action, cause of action, claim, cross-claim or third-party claim or Legal Proceeding of any kind based upon, arising out of or related to any representation or warranty made in or in connection herewith or therewith), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, cause of action, claim, cross-claim or third-party claim or Legal Proceeding of any kind shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action, cause of action, claim, cross-claim or third-party claim or Legal Proceeding of any kind arising out of or relating to this Agreement, any certificate, instrument, opinion or other documents delivered hereunder, or the negotiation, execution or performance hereof or thereof (including any action, cause of action, claim, cross-claim or third-party claim or Legal Proceeding of any kind based upon, arising out of or related to any representation or warranty made in or in connection herewith or therewith) in the Delaware Court of Chancery, any Federal court of the United States of America sitting in the State of Delaware, or in any Delaware State court, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action, cause of action, claim, cross-claim or third-party claim or Legal Proceeding of any kind in any such court and (iv) agrees that a final judgment in any such action, cause of action, claim, cross-claim or third-party claim or Legal Proceeding of any kind shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 10.6 below shall be effective service of process for any action, cause of action, claim, cross-claim or third-party claim or Legal Proceeding of any kind brought in any such court.

10.6                        Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered, (b) when transmission is confirmed (and each party agrees to promptly confirm if such confirmation is requested) if by telecopy (or other facsimile device) or e-mail to the facsimile number or email (as applicable) set out below, or (c) on the Business Day immediately following the day on which the same has been delivered to an overnight air courier service of national repute (charges prepaid).  Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address, facsimile number or e-mail set forth below (or to such other address, facsimile number or e-mail as the applicable party may have specified by notice given to the parties pursuant to this provision):

If to the Company, to:

615 North 48th Street

Phoenix, Arizona 85008
Facsimile:  (602) 267-6508
E-mail:  t@io.com
Attention:        Anthony Wanger

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, New York

Facsimile: (212) 455-2502

E-mail: ghorowitz@stblaw.com

mwolfson@stblaw.com

Attention:        Gary I. Horowitz

Michael Wolfson

If to Buyer or Guarantor, to:

c/o Iron Mountain Incorporated
One Federal Street
Boston, MA 02111
Facsimile:  (617) 482-4690
E-mail:                       Deborah.marson@ironmountain.com

Stuart.brown@ironmountain.com

Attention:        Deborah Marson, Executive Vice President and General Counsel

Stuart Brown, Executive Vice President and Chief Financial Officer

with a copy (which shall not constitute actual or constructive notice) to:

Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110-1726
Facsimile:  (617) 341-7701
E-mail:                       laurie.cerveny@morganlewis.com

andrew.mariniello@morganlewis.com

Attention:        Laurie A. Cerveny

Andrew R. Mariniello

If to IO Parent prior to the Closing, to:

c/o IO Data Centers, LLC
615 North 48th Street

Phoenix, Arizona 85008
Facsimile:  (602) 267-6508
E-mail:  t@io.com

Attention:        Anthony Wanger

If to IO Parent after Closing:

c/o Baselayer Technology LLC
2550 N. Nevada Street
Chandler, AZ  85225
E-mail:  Anthony.Wanger@gmail.com
Attention:  Anthony Wanger

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, New York

Facsimile: (212) 455-2502

E-mail: ghorowitz@stblaw.com

mwolfson@stblaw.com

Attention:        Gary I. Horowitz

Michael Wolfson

If to the Sterling Parent, to:

c/o Sterling Partners

401 North Michigan Avenue, Suite 3300

Chicago, Illinois 60611
E-mail:  aepstein@sterlingpartners.com
Attention:        Office of the General Counsel

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, New York

Facsimile: (212) 455-2502

E-mail: ghorowitz@stblaw.com

mwolfson@stblaw.com

Attention:        Gary I. Horowitz

Michael Wolfson

If to the Sellers Representative prior to the Closing, to:

c/o IO Data Centers, LLC
615 North 48th Street

Phoenix, Arizona 85008
Facsimile:  (602) 267-6508
E-mail:  t@io.com

Attention:                 Anthony Wanger

If to Sellers Representative after Closing:

c/o Baselayer Technology LLC
2550 N. Nevada Street
Chandler, AZ  85225
E-mail:  Anthony.Wanger@gmail.com

Attention:  Anthony Wanger

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, New York

Facsimile: (212) 455-2502

E-mail: ghorowitz@stblaw.com

mwolfson@stblaw.com

Attention:                 Gary I. Horowitz

Michael Wolfson

10.7                        Releases.

(a)                                 Effective upon the Closing, each Seller, on behalf of itself and its direct and indirect parent companies, hereby irrevocably waives, releases and discharges the Buyer, the Sterling Company and the members of the Company Group of and from any and all Liabilities and obligations to the Sellers of any kind or nature whatsoever (including in respect of any rights of contribution or indemnification), whether arising under any Contract or otherwise at Law or in equity, and whether or not then known (other than Liabilities that arise under this Agreement (including Section 6.6) or the Ancillary Agreements), and each Seller agrees that it will not seek to recover any such Liabilities in connection therewith or thereunder from the Buyer, the Sterling Company or the members of the Company Group; provided, however, that nothing in this Section 10.7(a) shall be deemed to constitute a release, discharge or covenant not to sue Buyer with respect to any claim, action, cause of action or suit for breach of this Agreement or any of the Ancillary Agreements.

(b)                                 Effective upon the Closing, Buyer, on behalf of itself and its direct and indirect parent companies, the Sterling Company and the members of the Company Group, hereby irrevocably waives, releases and discharges the Sellers of and from any and all Liabilities and obligations to Buyer, the Sterling Company and the members of the Company Group of any kind or nature whatsoever (including in respect of any rights of contribution or indemnification), whether arising under any Contract or otherwise at Law or in equity, and whether or not then known (other than Liabilities that arise under this Agreement or the Ancillary Agreements), and Buyer, on behalf of itself and its direct and indirect parent companies, the Sterling Company and the members of the Company Group, agrees that it will not seek to recover any such Liabilities in connection therewith or thereunder from the Sellers; provided, however, that nothing in this Section 10.7(b) shall be deemed to constitute a release, discharge or covenant not to sue the Sellers with respect to any claim, action, cause of action or suit for breach of this Agreement or any of the Ancillary Agreements.

(c)                                  This Section 10.7 shall survive the Closing and is intended for the benefit of and may be enforced directly by any Persons specifically released pursuant to this Section 10.7 (the “Released Persons”).

10.8                        Severability.  If any condition, term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

10.9                        Binding Effect; Assignment.

(a)                                 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall create or be deemed to create in any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Notwithstanding the foregoing, (i) the D&O Indemnitees are third party beneficiaries of Section 6.6, (ii) the Released Persons are third party beneficiaries of Section 10.7, (iii) the Non-Parties of the parties are third party beneficiaries of Section 10.10, and (iv) STB is the third party beneficiary of Section 10.11.

(b)                                 No assignment of this Agreement or of any rights or obligations hereunder may be made, directly or indirectly (by operation of Law or otherwise), by (i) the Sellers or the Company, without the prior written consent of Buyer, or (ii) Buyer, without the prior written consent of either the Company (prior to the Closing) or the Sellers Representative (at and after the Closing), respectively.  Any attempted assignment without obtaining such required consent shall be null and void.

10.10                 Non-Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, and except as set forth in the Confidentiality Agreement, all claims, causes of action, obligations or liabilities that may be based upon, arise under or relate to this Agreement or the Ancillary Agreements (including the transactions contemplated hereby and thereby) may only be enforced against the Persons that are expressly identified as parties to such Contract (the “Contracting Parties”).  No Person who is not a Contracting Party, including any current, former or future equityholder, incorporator, controlling person, general or limited partner, member, manager, Affiliate, assignee or Representative of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equityholder, incorporator, controlling person, general or limited partner, member, manager, Affiliate, assignee or Representative of, and any financial advisor or lender to, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, “Non-Parties”), shall have any Liability (whether in Law or in equity, whether in contract or in tort or otherwise) for any claims, causes of action, obligations, or liabilities arising under or relating to this Agreement or any Ancillary Agreement (or the transactions contemplated hereby or thereby) or based on, in respect of, or by reason of this Agreement or any Ancillary Agreement (or the transactions contemplated hereby or thereby); provided, that nothing herein shall limit the rights of any party to the Confidentiality Agreement under the Confidentiality Agreement.  Without limiting the foregoing, to the maximum extent permitted by

Law, except to the extent otherwise set forth in the Confidentiality Agreement, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available, whether at Law, in equity, in contract, in tort or otherwise, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case arising under, out of, in connection with, or related in any manner to this Agreement or any Ancillary Agreement (or the transactions contemplated hereby or thereby) or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement); and (b) each Contracting Party disclaims any reliance upon any Non-Parties with respect to the performance of this Agreement or any Ancillary Agreement (or the transactions contemplated hereby or thereby) or any representation or warranty made in, in connection with, or as an inducement to this Agreement or any Ancillary Agreement (or the transactions contemplated hereby or thereby).  Notwithstanding anything to the contrary contained herein or otherwise, after the Closing, no party may seek to rescind this Agreement or any Ancillary Agreement (or the transactions contemplated hereby or thereby).

10.11                 Provision Respecting Legal Representation.  Buyer and the Company (on its behalf and on behalf of the Company Group and the Sterling Company) hereby waives, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with STB representing any of the Sellers or their respective Affiliates (including the Sellers Representative) after the Closing as such representation may relate to Buyer, the Company Group or the Sterling Company or the transactions contemplated by this Agreement.  Each of Buyer and the Company (on behalf of itself and the Company Group and the Sterling Company) hereby agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates, on the one hand, and the Sellers Representative and/or the Sellers, on the other hand, STB may represent any or all of the Sellers Representative, the Sellers in such dispute even though the interests of such Sellers Representative and the Sellers may be directly adverse to Buyer or any of its respective Affiliates, and even though STB formerly may have represented the Company Group and/or the Sterling Company in a matter substantially related to such dispute.  In addition, all communications involving attorney-client confidences by the Sellers or their respective Affiliates in the course of, and to the extent relating to, the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Sellers (and not the Company Group or the Sterling Company).  Accordingly, the members of the Company Group, the Sterling Company and their respective Affiliates shall not have access to any such communications, or to the files of STB relating to the engagement described in this Section 10.11, whether or not the Closing shall have occurred.  Without limiting the generality of the foregoing, upon and after the Closing, (i) the Sellers and their respective Affiliates (and not the Company Group, the Sterling Company or any of their respective Affiliates) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the members of the Company Group, the Sterling Company or any of their respective Affiliates shall be a holder thereof, (ii) to the extent that the files of STB in respect of such engagement constitute property of the client, only the Sellers and their respective Affiliates (and not the Company Group, the Sterling Company or any of their respective Affiliates) shall hold such property rights and (iii) STB shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the members of the

Company Group, the Sterling Company or any of their respective Affiliates by reason of any attorney-client relationship between STB and any of the members of the Company Group or the Sterling Company; provided, that none of the Sellers or their respect Affiliates may waive such privilege or exercise such property rights without the prior written consent of the Sellers Representative, on behalf of all of the Sellers.

10.12                 Consents.  Buyer acknowledges and agrees that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts (including Material Contracts) to which the Sellers, the Company or one of their respective Subsidiaries is a party or otherwise bound, and such consents may have not been obtained.  Buyer acknowledges and agrees that the Sellers and their Affiliates will not have any Liability whatsoever to Buyer or its Affiliates (and Buyer and its Affiliates will not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such Contract as a result thereof; provided, that this Section 10.12 shall not be deemed to modify the Company’s representations and warranties contained in Article 4.  For the avoidance of doubt, the obtaining of any such consents other than the Required Consents is not a condition to the Closing of the transactions contemplated by this Agreement.

10.13                 Counterparts; Delivery by Facsimile or Email.

(a)                                 This Agreement and any amendment, restatement, supplement or other modification hereto or waiver hereunder, (i) may be executed in any number of counterparts (including by means of facsimile or email in .pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement and (ii) to the extent signed and delivered by means of a facsimile machine or scanned pages via e-mail, shall be treated in all manner and respect as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

(b)                                 At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them to all other parties.  No party hereto shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract, and each such party forever waives any such defense.

(c)                                  This Agreement is not binding unless and until signature pages are executed, delivered and confirmed as released by each of the parties hereto, which confirmation may be given by any Person designated on Exhibit C hereto as having the authority to so confirm with respect to the parties hereto.

10.14                 Waiver of Jury Trial.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OR LEGAL PROCEEDING OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO), ANY

CERTIFICATE, INSTRUMENT, OPINION OR OTHER DOCUMENTS DELIVERED HEREUNDER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF (INCLUDING ANY ACTION, CAUSE OF ACTION, CLAIM OR LEGAL PROCEEDING OF ANY KIND OR DESCRIPTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION HEREWITH OR THEREWITH) OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15                 No Other Representations.

BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 AND ARTICLE 4 (AS MODIFIED BY THE SCHEDULES), NONE OF THE SELLERS, THE COMPANY, THEIR RESPECTIVE AFFILIATES, OR ANY OTHER PERSON HAS MADE OR IS MAKING AN EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLERS, THE COMPANY, OR THEIR RESPECTIVE AFFILIATES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, RECORDS OR DATA NOW, HERETOFORE OR HEREAFTER MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES TO THE SELLERS’ AND THE COMPANY’S EXPRESS DISAVOWAL AND DISCLAIMER OF ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE SELLERS, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, OR THEIR RESPECTIVE EQUITYHOLDERS, INCORPORATORS, CONTROLLING PERSONS, LIMITED OR GENERAL PARTNERS, MEMBERS, TRUSTEES, AFFILIATES OR REPRESENTATIVES, AND OF ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS EQUITYHOLDERS, INCORPORATORS, CONTROLLING PERSONS, LIMITED OR GENERAL PARTNERS, MEMBERS, TRUSTEES, AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR ITS EQUITYHOLDERS, INCORPORATORS, CONTROLLING PERSONS, LIMITED OR GENERAL PARTNERS, MEMBERS, TRUSTEES, AFFILIATES OR REPRESENTATIVES BY ANY REPRESENTATIVE OR AFFILIATE OF THE SELLERS).  BUYER ACKNOWLEDGES AND AGREES THAT (I) THERE ARE SUBSTANTIAL UNCERTAINTIES INHERENT IN

ATTEMPTING TO MAKE PROJECTIONS AND OTHER FORECASTS REGARDING THE STERLING COMPANY AND THE COMPANY GROUP AND IS ACCORDINGLY NOT RELYING ON ANY SUCH PROJECTIONS OR OTHER FORECASTS THAT MAY HAVE BEEN PROVIDED TO BUYER AND ITS AFFILIATES AND REPRESENTATIVES IN CONNECTION WITH THE NEGOTIATION AND CONSUMMATION OF THE SALE AND THIS AGREEMENT AND (II) BUYER HAS CONDUCTED TO ITS SATISFACTION ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITION, OPERATIONS, LIABILITIES AND BUSINESS OF THE STERLING COMPANY AND THE COMPANY GROUP AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, BUYER HAS RELIED SOLELY ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY SET FORTH IN ARTICLE 3 AND ARTICLE 4 (AS MODIFIED BY THE SCHEDULES).  IN FURTHERANCE OF THE FOREGOING, AND NOT IN LIMITATION THEREOF, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT NONE OF THE SELLERS, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES, OR HAS MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROJECTIONS OR FORECASTS DELIVERED TO BUYER OR ITS EQUITYHOLDERS, INCORPORATORS, CONTROLLING PERSONS, LIMITED OR GENERAL PARTNERS, MEMBERS, TRUSTEES, AFFILIATES OR REPRESENTATIVES WITH RESPECT TO THE PERFORMANCE OF THE SELLERS, THE COMPANY OR THEIR RESPECTIVE AFFILIATES WHETHER BEFORE, ON OR AFTER THE CLOSING DATE.  BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT NONE OF THE SELLERS, THE COMPANY NOR ANY OF THEIR RESPECTIVE AFFILIATES MAKES, OR HAS MADE (OR HAS AUTHORIZED ANY OTHER PERSON TO MAKE ON ITS BEHALF), ANY REPRESENTATION OR WARRANTY TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY GROUP OR THE STERLING COMPANY.  BUYER SHALL ACQUIRE THE COMPANY GROUP AND THE STERLING COMPANY (I) WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE STERLING COMPANY, THE COMPANY GROUP, ANY ASSETS OR ANY PART THEREOF AND (II) IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 AND ARTICLE 4 (AS MODIFIED BY THE SCHEDULES).

ARTICLE 11

GUARANTY

11.1                        Guarantor Representations.  Guarantor hereby represents and warrants to Sellers as follows:  Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform this Agreement.  The execution and delivery by Guarantor of this Agreement has been duly and validly authorized by all necessary corporate action on its part.

This Agreement has been duly and validly executed and delivered by Guarantor and constitutes the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with its terms, except as may be limited by the Enforceability Exceptions. The execution, delivery and performance by Guarantor of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate the Organizational Documents of Guarantor, (ii) require the consent of any Person or (iii) conflict with or violate, in any material respect, any Law applicable to Guarantor.

11.2                        Guaranty.  Subject to the provisions of this Section 11.2, Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to Sellers and the D&O Indemnitees the due and punctual payment of any and all payment and other monetary obligations of Buyer in accordance with the terms of this Agreement (the “Buyer Guaranteed Obligations”) subject to the terms and limitations hereunder and thereunder.  Guarantor hereby acknowledges that, with respect to all of the Buyer Guaranteed Obligations, this guaranty shall be a guaranty of payment and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer.  Except as expressly provided in this Section 11.2, Guarantor hereby waives (to the fullest extent permitted by applicable Law) promptness, diligence, presentment, demand of payment and performance, filing of claims with a court in the event of a merger or bankruptcy of Buyer, any right to require a proceeding first against Buyer, the benefit of discussion, protest or notice, all suretyship defenses, and all demands whatsoever, and covenants that this guaranty will not be discharged as to any Buyer Guaranteed Obligation except by satisfaction of such obligation in full. To the fullest extent permitted by Law, the obligations of Guarantor hereunder shall not be affected by (a) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement or the invalidity or unenforceability (in whole or in part) of this Agreement, unless consented to in writing by Sellers and (b) any change in the existence (corporate or otherwise) of Buyer or Guarantor or any insolvency, bankruptcy, reorganization or similar proceeding affecting any of them or their assets; provided, that, notwithstanding the foregoing, (i) Guarantor shall have the full benefit of all defenses, counterclaims, reductions, diminutions or limitations available to Buyer pursuant to or arising from this Agreement, except for those arising out of (A) any legal limitation, disability or incapacity of Buyer, (B) any bankruptcy, insolvency, dissolution or liquidation of Buyer, or (C) any unenforceability or invalidity of any of the Buyer Guaranteed Obligations and (ii) Guarantor shall have the full benefit of, and does not waive or relinquish its rights and remedies accorded under, applicable statutes of limitation and repose.  In the event that any payment to Sellers or the D&O Indemnitees in respect of the Buyer Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever (other than in circumstances where Guarantor is not liable to make such payment), Guarantor shall remain liable hereunder with respect to the Buyer Guaranteed Obligations as if such payment had not been rescinded or returned.  Guarantor acknowledges that it will receive direct and indirect benefits from the consummation of the transactions contemplated hereby and that the waivers set forth in this Section 11.2 are knowingly made in contemplation of such benefits.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

BUYER:

IRM DATA CENTERS EXPANSION LLC

By:	/s/ Stuart Brown
Name:	Stuart Brown
Title:	EVP & Chief Financial Officer

[Signature Page to Purchase Agreement]

SELLERS:

STERLING IO INTERCO, LLC

By:	Sterling Fund Management, its managing member

By:	/s/ M.Avi Epstein
Name:	M.Avi Epstein
Title:	General Counsel

INNOVATION HOLDINGS, LLC

By:	/s/ Anthony Wanger
Name:	Anthony Wanger
Title:	Manager

[Signature Page to Purchase Agreement]

THE COMPANY:

IO DATA CENTERS, LLC

By:	/s/ Anthony Wanger
Name:	Anthony Wanger
Title:	President

[Signature Page to Purchase Agreement]

SELLERS REPRESENTATIVE:

INNOVATION HOLDINGS, LLC

By:	/s/ Anthony Wanger
Name:	Anthony Wanger
Title:	Manager

[Signature Page to Purchase Agreement]

Solely with respect to Articles 1, 10 and 11 and the other provisions related thereto,

GUARANTOR:

IRON MOUNTAIN INCORPORATED

By:	/s/ Stuart Brown
Name:	Stuart Brown
Title:	EVP & Chief Financial Officer

[Signature Page to Purchase Agreement]